Filed Pursuant to Rule 424(b)(5)
Registration No. 333-109383

The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated October 20, 2003)

Subject to completion, November 4, 2003

6,000,000 Shares of Common Stock

We are offering 6,000,000 shares of our common stock, par value $0.01 per share. We will receive all of the net proceeds from the sale of such common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “SOL.” The last reported sale price of our common stock on November 3, 2003 was $17.39 per share.

Investing in our common stock involves a high degree of risk. Before buying any of these shares of our common stock, you should carefully consider the risk factors described in “Risk Factors” beginning on page S-11 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$

Underwriting discounts and commissions	$	$

Proceeds, before expenses, to us	$	$

The underwriters may also purchase up to an additional 900,000 shares of our common stock from us at the public offering price, less the underwriting discounts and commissions payable to us, to cover overallotments, if any, within 30 days from the date of this prospectus supplement. If the underwriters exercise the option in full, the total underwriting discounts and commissions payable by us will be $             and the total proceeds, before expenses, to us will be $            .

The underwriters are offering the shares of our common stock as described in “Underwriting.” Delivery of the shares will be made on or about November     , 2003.

UBS Investment Bank	JPMorgan

Robert W. Baird & Co.	First Albany Corporation

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide information different from that contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. Neither the delivery of this prospectus supplement nor the sale of shares of common stock means that information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is correct after the date of this prospectus supplement. These documents do not constitute an offer to sell or solicitation of an offer to buy these shares of common stock in any circumstance under which the offer or solicitation is unlawful.

Prospectus Supplement

Base Prospectus

About this Prospectus	1
Where You Can Find More Information	1
Forward-Looking Information	2
The Company	2
Risk Factors	3
Ratio of Earnings to Fixed Charges	3
Use of Proceeds	3
Securities We May Issue	4
Description of Debt Securities	7
Description of Common Stock	17
Description of Preferred Stock	21
Description of Depositary Shares	22
Description of Warrants to Purchase Debt Securities	24
Description of Warrants to Purchase Common Stock or Preferred Stock	25
Description of Stock Purchase Units and Stock Purchase Contracts	26
Plan of Distribution	26
Legal Matters	28
Experts	28

Our trademarks, service marks and trade names include AO b’Active, AO Compact, AO ProEasy, Finalite, Percepta, SOLAMax, SOLAOne and Spectralite, among others. This prospectus also contains trademarks, service marks, copyrights and trade names of other companies.

i

FORWARD-LOOKING STATEMENTS

Certain of the matters discussed in this prospectus supplement or in the information incorporated by reference may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of these terms or other comparable terminology, or by discussions of strategy, plans or intentions. Statements contained in this prospectus supplement that are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements in this prospectus supplement concerning or relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all relevant factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described in our SEC filings and under “Risk Factors” in this prospectus supplement, as well as changes in the regulation of the spectacle lens industry at the federal, state or foreign level, competitive pressures in the spectacle lens industry and our response to these factors, and general conditions in the economy and capital markets. We have no duty to update any of the forward-looking statements after the date of this prospectus supplement to conform them to actual results.

All subsequent written and oral forward-looking statements attributable to SOLA and persons acting on our behalf are qualified in their entirety by the cautionary statements included in our SEC filings and under “Risk Factors” in this prospectus supplement.

ii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement. This summary does not contain all the information you should consider before buying shares in this offering. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the “Risk Factors” section and the information incorporated by reference, before making an investment decision. Unless the context otherwise requires, “SOLA”, “the company”, “we”, “us” and “our” refer to SOLA International Inc., a Delaware corporation, and its consolidated subsidiaries.

Business Overview

We believe we are a leading designer, manufacturer and distributor of a broad range of plastic and glass eyeglass lenses for the global spectacle lens market. We hold a strong manufacturing and technology position worldwide in the growing plastic lens segment of this market, and we believe we hold the number two market position globally in terms of volume of plastic lenses sold. We have extensive global presence with sales operations in 28 countries. We offer a diverse range of lens designs and materials. In particular, we are focused on the following four key value-added product segments:

•	progressive lenses, or lenses with a continuous gradient of differentiated corrective power;

•	photochromic lenses, or lenses that have a built-in adjustable tint that changes with the amount of available light;

•	coated lenses, which include lenses with anti-reflective coatings and anti-scratch coatings; and

•	high-index specialty plastic lenses, including lenses made from thin and light-weight materials such as polycarbonate.

We operate in three primary markets: North America, Europe and Rest of World (consisting primarily of Australia, Asia and South America), and our primary brands, SOLA and American Optical, are recognized in most major regions of the world. Our top customers include several of the leading North American retail chains, including Wal-Mart, LensCrafters and U.S. Vision, and some of the leading managed care organizations, including Kaiser Permanente and Vision Service Plan.

Industry Background

Spectacle lenses are made of standard plastic (CR-39), high-index specialty plastics (including polycarbonate) or glass and are produced from petrochemical-based monomers. In addition to material, spectacle lenses are differentiated by type of vision correction, lens design and coatings applied to the lens. There are three primary categories of vision correction, and they include:

•	Single-vision lenses (lenses which have a constant corrective power at all points and are used to correct single refractive vision problems, including myopia (nearsightedness) and hyperopia (farsightedness));

•	Multifocal lenses (lenses which have more than one corrective power, including bifocal lenses, which have two distinct areas of different corrective power, and progressive lenses, which have a continuous gradient of different corrective power); and

•	Plano lenses (lenses which have no corrective power and are primarily used for sunglasses).

Key highlights of the global spectacle lens market are as follows:

Favorable demographics.

According to the United Nations, the number of people in the age group 45-64 is expected to grow approximately 3% per year through 2005. This age group is the group primarily affected by presbyopia, a natural aging process that limits the eyes’ ability to focus on near objects. Presbyopia affects the vast majority of people above the age of 45 and is a major source of demand for progressive and other multifocal lenses.

Significant barriers to entry.

Industry barriers are high and include the following:

•	product development expertise;

•	patented materials and lens designs;

•	manufacturing know-how across a wide range of lens materials;

•	vertical integration;

•	global market presence and distribution capabilities;

•	recognized and dependable brands within the industry; and

•	breadth of product range.

Alternative vision correction treatments have not materially affected the spectacle lens market.

Though other, newer vision care alternatives exist, including contact lenses and laser surgery, they have not had a material impact on the spectacle lens market for the following reasons:

•	contact lens wearers almost always own and buy spectacles for when they are not wearing their contact lenses;

•	the number of laser surgery procedures has not grown as expected and has been relatively stable over the past few years; and

•	laser surgery cannot currently treat presbyopia, a natural aging process that drives demand for progressive lenses.

Products

We focus primarily on value-added products, including products with advanced design characteristics (such as progressive lenses), lens coatings and treatments (such as photochromic lenses) and thin and light-weight materials (such as polycarbonate). We manufacture lenses using both plastic and glass materials, with plastic lenses generating approximately 95% of our lens sales. Our plastic lens materials are comprised of the following:

•	conventional hard resin plastic (including CR-39);

•	Spectralite, Finalite and other thin and light-weight high-index specialty materials; and

•	polycarbonate, a thin and light-weight high-index specialty material with greater impact resistance.

High-index lenses provide significant advantages over standard plastic or glass lenses. High-index lenses are thinner and often lighter, and wearers have slimmer glasses, enabling them to choose from a wider choice of frames. The term “index” refers to the “index of refraction”, or degree to which the lens refracts light. A higher index of refraction enables the material to bend light to a greater degree and requires less curvature in the lens to achieve a specific prescription power. Polycarbonate is an increasingly used material in the retail sector that provides a thin and light substrate with high impact resistance.

We also market and produce a variety of lens coatings and treatments that significantly enhance the performance of our lens products. These coatings and treatments include:

•	anti-scratch coatings that prolong the life of our lenses;

•	anti-reflective coatings that allow more light to pass through the lens for improved vision; and

•	photochromic treatments that darken the lens when it is exposed to direct sunlight.

Our key product categories are highlighted below:

Progressive Lenses.

Progressive lenses are best-suited to correct presbyopia, a natural aging process that limits the eyes’ ability to focus on near objects. Presbyopia is the principal driver behind the need for multi-focal vision correction, and it affects a majority of individuals over the age of 45. Progressive lenses have no visible lines and provide a gradual change in power from eye level to the bottom of the lens. Our most notable progressive lenses are Percepta, AO Compact, SOLAMax and AO b’Active. In addition, we have recently introduced two new progressive lenses, AO ProEasy and SOLAOne.

Photochromic Lenses.

Photochromic lenses are available in almost every lens style, and most have built-in scratch-resistance and ultraviolet protection. This market represents a niche market that is currently experiencing strong growth. Our primary photochromic product, Transitions, has a built-in adjustable tint that changes with the amount of available light. In bright sunlight, the lenses darken, and indoors, they become clear.

Advanced Coatings—Teflon® EasyCare lenses.

In April 2002, following an extensive internal research and development program, we announced a global licensing agreement with DuPont Fluoroproducts for a high performance coating for ophthalmic lenses using the DuPont™ Teflon® brand. Our Teflon® EasyCare lenses are anti-scratch, anti-reflective, anti-static, hydrophobic coated lenses, and they offer the wearer cosmetic elegance, enhanced clarity and easy maintenance.

High-Index Specialty Plastics.

We manufacture several high-index specialty plastic lens materials, including polycarbonate, Spectralite and Finalite 1.6. Spectralite and Finalite 1.6 are proprietary materials developed by our internal research and development group. In addition, we have substantial polycarbonate manufacturing capacity due to our acquisition of Oracle Lens Manufacturing Corporation in January 2001. Since then, we have invested in the Oracle facility, as well as in expanding our polycarbonate capabilities in our Tijuana, Mexico facility.

Distribution

SOLA markets and distributes its spectacle lens products globally through three primary channels:

•	national chain retail;

•	small and medium retail outlets; and

•	wholesale distributors (i.e., independent processing laboratories).

In the United States, we also sell directly to managed care organizations, a rapidly growing segment of the spectacle lens market. In addition, we place particular emphasis on our vertically integrated prescription laboratory network. This network has served customers in Europe and select markets in other geographies for many years and is now being extended into North America to service independent retailers in this important geographic market.

Our Competitive Strengths

Our extensive experience in the industry and leading global market position enables us to enjoy strengths in our market.

Global presence and geographical diversity.

We believe we hold the number two market position globally in terms of volume of plastic lenses sold. Our primary brands, SOLA and AO, are recognized throughout the world, and we believe global brand recognition is a significant advantage in the highly competitive spectacle lens market. We sell our products to customers in over 50 countries around the world, and our geographically diverse customer base limits our dependence upon any particular customer or geographic region. Our global presence enables us to serve both local customers and the expanding global needs and requirements of our international customers. In addition, our global scope and extensive manufacturing and logistics capabilities enable us to meet customer demand for delivery of a broad range of products in a timely and efficient manner. We have nine manufacturing facilities on five continents, and sales and distribution organizations in 28 countries. For the fiscal year ended March 31, 2003, we generated approximately 44.3% of our net sales from North America, 37.4% from Europe and 18.3% from Rest of World.

Strength in North American market.

We believe we hold a leading position in terms of volume of lenses sold in North America, and we are continuing to increase sales and marketing initiatives and expand our prescription laboratory network to drive additional growth in this region. We have demonstrated five consecutive quarters of year-over-year growth in North America in excess of seven percent, with the quarter ended September 30, 2003 demonstrating year-over-year growth of 10.3%. Since the beginning of fiscal 2003, we have acquired five prescription laboratories in the U.S. In addition, we accelerated the hiring of sales representatives and created a comprehensive training program for them to increase their product knowledge and selling skills. The addition of these sales representatives and investments in prescription laboratories, including acquired laboratories, all supported by strengthened marketing programs, improved supply chain management and the launch of new products, has increased our reach in the channel and helped drive North American revenue.

Significant sales of valued-added products.

We focus our efforts on value-added products, including products that have advanced design characteristics, lens coatings and treatments or are made of thin and light-weight materials. These products accounted for approximately 72% and 76% of our net sales for the fiscal year ended March 31, 2003 and for the quarter ended September 30, 2003, respectively. We concentrate in particular on four key value-added product segments: progressive lenses, photochromic lenses, coated lenses and high-index specialty plastic lenses (including polycarbonate). We believe the quality and breadth of our value-added products enable us to strengthen relationships with existing customers and develop relationships with new customers.

Research and development expertise.

We believe that we are a technological leader in the plastic lens segment of the spectacle lens market, with particular expertise in the development of new lens materials and designs. We have devoted significant resources to the research and development of new products and technology and have successfully developed and marketed a number of innovative new products. Most notable are our progressive lens designs, including Percepta, SOLAMax, AO Compact and AO b’Active and our recently introduced AO ProEasy and SOLAOne, and our proprietary thin and light-weight materials, Spectralite and Finalite. In addition, we developed a high performance lens coating, launched in December 2002, that is marketed under the DuPont™ Teflon® brand with Teflon® EasyCare lenses. Our technical expertise is demonstrated further by our receipt of numerous Optical Laboratory Association awards for technical design excellence.

Strength in the growing national chain retail and managed care distribution channels.

We believe that we hold a leading market position in terms of volume of plastic lenses sold in the North American chain retail and managed care distribution channels. We have established our strong position in these channels by providing a broad product portfolio, differentiated new products, timely delivery and a commitment to product quality, technical support and customer education. We work with most major retail chains in North America, including Wal-Mart, LensCrafters and U.S. Vision, and we were selected as Wal-Mart’s category manager for its optical lens business in 2001, a designation we still hold today. In addition, our managed care customers include Kaiser Permanente and Vision Service Plan. We expect to continue to gain market share in the chain retail channel as more customers gravitate toward national retailers due to pricing and convenience.

Strong direct-to-retail business in Europe.

Although the U.S. market is the single largest spectacle market in the world, we benefit from our global diversity and, most specifically, from our strong operations in Europe. The growth and success of our direct-to-retail business in Europe are driven by our experienced, commercial teams across the region that are supported by our vertically integrated network of prescription laboratories. We have eight primary prescription laboratories in Europe, which allow us to directly meet the needs of the eyecare professionals in those markets. Additionally, we believe that these laboratories will enable us to introduce new products at a faster pace.

Experienced management team.

Our senior management team is led by President and Chief Executive Officer Jeremy C. Bishop, who has substantial experience in the vision care sector. Mr. Bishop has spent the majority of his career in the vision care industry and has worked in numerous geographies, where he has held management positions with companies operating retail chains, optical laboratories and mass manufacturing and distribution facilities. Prior to his appointment as President and Chief Executive Officer in April 2000, Mr. Bishop served as President of American Optical Lens Company, a subsidiary of ours since its acquisition in 1996. Under Mr. Bishop’s leadership, we have reduced operating expenses as a percentage of net sales, completed a number of key strategic initiatives and improved our financial performance. Mr. Bishop and his senior management team have fostered a new culture geared toward simplification of our business model, strengthened sales and marketing, increased focus on new product development, continued cost reduction and enhanced cash flow generation.

Our Strategy

Our strategy is to enhance our strong market position and to increase net sales and cash flow by capitalizing on our position as a leading manufacturer and distributor of plastic eyeglass lenses.

Capitalize on positive demographic trends affecting the vision care industry.

We believe that we are well positioned to benefit from the positive demographic changes expected to take place in our markets. According to the United Nations, the number of people in the age group 45-64 is expected to grow approximately 3% per year through 2005. This age group is the group primarily affected by presbyopia, a natural aging process that limits the eyes’ ability to focus on near objects. Presbyopia affects the vast majority of people above the age of 45 and is a major source of demand for our progressive and other multifocal lenses. Progressive lenses provide a continuous gradual change in the power from eye level to the bottom of the lens, providing the most natural vision for presbyopic patients. Our leading position in the design and manufacture of progressive lenses positions us favorably to realize the benefit of this demographic trend. We have recently introduced two new progressive lens products, and we will continue to focus on the further development and enhancement of our progressive lens designs.

Focus on marketing and sales.

We develop and manage our marketing strategy on a centralized basis while employing local sales and marketing implementation and tactics. We market our two primary brands, SOLA and AO, in most major regions of the world. We differentiate our products from those of our competitors through innovative lens designs, materials and coatings targeted to meet customer needs. We seek to expand our market share by further developing brand recognition for our products and increasingly marketing to customers the advantages of our value-added products. In addition, we intend to continue developing partnerships with chain retailers, expanding our direct-to-retail business through our prescription laboratory network and through independent laboratories and focusing marketing expenditures on target markets and accounts. Our marketing efforts are intended to help us compete on the basis of quality and service rather than price.

Expand prescription laboratory network.

Approximately 18 months ago, we launched an initiative to increase our presence and strengthen our position in the wholesale distribution (independent prescription laboratory) channel, primarily in the North American market. Since the beginning of fiscal 2003, we invested approximately $18 million for the acquisition of certain net assets and/or stock of five prescription laboratories located in the U.S. The acquisition of these businesses will play an important role in helping us to realize our objectives with independent retailers. Our continued focus on supplying value-added products requires that we posses a robust distribution system for their delivery. Laboratories, both wholly owned and independent, are a vital component of that solution. In addition, we have significantly increased hiring of sales representatives and created a comprehensive training program for them to increase their optical and selling skills. The addition of these sales representatives and investments in prescription laboratories, including acquired laboratories, has increased our reach in the channel. We currently have 29 prescription laboratories, including seven in the U.S., and we intend to pursue additional strategic acquisitions of prescription laboratories in the U.S. and abroad.

Introduce new products.

We invest significant resources in the development of new and innovative products. Over our history, we have successfully developed and marketed a number of innovative products. Most notable are our progressive lens designs, including Percepta, AO Compact, SOLAMax, AO b’Active and our recently introduced AO ProEasy and SOLAOne, and our proprietary thin and light-weight materials, Spectralite and Finalite. SOLAOne, our most recent new product launch, in October 2003, is a new premium all-purpose progressive lens. In addition, in April 2002 we announced a global licensing agreement with DuPont Fluoroproducts under which we market a newly developed high performance coating for ophthalmic lenses using the DuPont™ Teflon® brand.

Improve cash flow performance.

We are focused on executing key business fundamentals and managing our business for improved financial performance, including cash flow generation. During fiscal 1999 through the end of fiscal 2001, we implemented strategic initiatives aimed at streamlining and standardizing our operations globally. The initiatives had the following major objectives:

•	to shift production of high-volume, standard products from higher-cost manufacturing facilities in the United States, Australia and Ireland to low-cost manufacturing sites in Mexico, China and Brazil;

•	to consolidate manufacturing expertise at fewer production facilities;

•	to standardize product specifications globally; and

•	to streamline distribution and logistics operations.

We believe that these initiatives have resulted in cost reductions, lower working capital investment, a more efficient distribution network, and improved cash flow while maintaining or improving our customer service levels. Other actions to improve profitability included developing global information technologies that enable us to manage global inventories and demand, and monitor manufacturing performance on an integrated system.

We will continue to prudently manage operating expenses and critically examine all aspects of our performance. As a consequence, management now anticipates that a charge for certain restructuring activities may be recorded commencing in the quarter ending December 31, 2003. Management further expects that this charge will not exceed $20 million and that the cash component of this charge will not exceed $15 million.

Our Recapitalization

This offering is being executed as part a recapitalization of SOLA. The primary purpose of the recapitalization is to reduce our interest expense and leverage and to simplify and add greater flexibility to our capital structure. The recapitalization involves the following additional transactions, both of which we expect to complete in a reasonable time period following the completion of this offering:

•	our establishment of a new credit facility with a group of banks and other lenders providing for a six-year term loan of $175 million and a five-year revolving credit facility of $50 million; and

•	our tender offer and consent solicitation with respect to our €205 million 11% Senior Notes due 2008.

As a result of this recapitalization, we expect to save approximately $17 to $19 million in cash interest expense per annum.

We will use the proceeds we receive from this offering and the anticipated borrowing under the term loan portion of the new credit facility to fund the purchase price, including consent payments, payable to tendering holders pursuant to the tender offer and consent solicitation and to pay related fees and expenses.

Our obligation to purchase the notes tendered is subject to certain conditions, including the completion of equity and bank financings in amounts and on terms acceptable to us. If and to the extent notes are not tendered in the tender offer, the amount we borrow under the term loan portion of our new credit facility will be reduced by the principal amount of the notes not tendered and our expected cash interest expense savings will be reduced. There can be no assurance that our recapitalization will be completed.

Our Corporate Information

We commenced operations in 1960 and were incorporated in Delaware in 1993. Our principal executive offices are located at 10590 West Ocean Air Drive, Suite 300, San Diego, California 92130, and our telephone number is (858) 509-9899. Our website address is www.sola.com. Information contained on our website is not part of this prospectus supplement or the accompanying prospectus.

THE OFFERING

Common stock we are offering	6,000,000 shares

Common stock to be outstanding after the offering	30,946,272 shares

New York Stock Exchange symbol	SOL

Use of proceeds after expenses

We expect to use the net proceeds from this offering to redeem 35% of our €205 million aggregate principal amount of 11% Senior Notes due 2008 and for general corporate purposes. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” beginning on page S-11 of this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

The number of shares of common stock to be outstanding after this offering is based on the number of shares of common stock outstanding as of September 30, 2003, assumes no exercise of the underwriters’ over-allotment option to purchase an additional 900,000 shares of common stock and does not include 1,869,220 shares issuable upon the exercise of options outstanding as of September 30, 2003 with a weighted-average exercise price of $14.70 per share.

Unless otherwise stated, all information contained in this prospectus supplement assumes that the underwriters do not exercise their over-allotment option, and all currency amounts in this prospectus are stated in U.S. dollars.

SUMMARY CONSOLIDATED FINANCIAL DATA

We derived our consolidated statement of operations data for the three fiscal years in the period ended March 31, 2003 from our audited consolidated financial statements incorporated by reference in this prospectus supplement. We have derived our consolidated balance sheet data as of September 30, 2003 and our consolidated statement of operations data for each of the six months ended September 30, 2002 and 2003 from our unaudited consolidated financial statements incorporated by reference in this prospectus supplement. The unaudited consolidated financial statement data includes, in our opinion, all adjustments (consisting only of normal recurring adjustments) that are necessary for a fair presentation of our financial position and results of operations for these periods. Operating results for the six months ended September 30, 2003 are not necessarily indicative of the results that may be expected for the fiscal year ending March 31, 2004. You should read the summary financial data set forth below in conjunction with our consolidated financial statements and related notes incorporated by reference in this prospectus supplement.

	Fiscal years ended March 31,			Six months ended September 30,
Statement of operations data	2001(1)(2)	2002	2003	2002	2003

				(unaudited)
	(dollars in thousands, except per share data)
Net sales	$545,432	$529,505	$562,746	$273,663	$312,642
Cost of sales	349,556	315,213	329,695	162,082	187,607

Gross profit	195,876	214,292	233,051	111,581	125,035

Research and development expenses	14,857	13,053	12,190	6,477	4,902
Selling and marketing expenses	105,623	101,735	106,876	52,000	56,332
General and administrative expenses	52,006	47,683	47,079	22,921	23,327
Amortization	6,610	44	44	162	19
Special charges	91,065	28	—	—	—

Total operating expenses	270,161	162,543	166,189	81,560	84,580

Total operating income/(loss)	(74,285)	51,749	66,862	30,021	40,455
Interest income	2,123	2,302	1,440	863	735
Interest expense	(25,575)	(30,875)	(33,540)	(16,008)	(18,389)
Foreign currency gain/(loss)	(2,755)	1,859	(31,667)	(12,652)	(12,165)
Gain on debt extinguishment	2,334	—	—	—	—

Income/(loss) before (provision)/benefit for income taxes and minority interest	(98,158)	25,035	3,095	2,224	10,636
(Provision)/benefit for income taxes	31,343	(7,010)	(929)	(667)	(3,085)
Minority interest	287	1,093	(603)	(379)	(350)

Net income/(loss)	$(66,528)	$19,118	$1,563	$1,178	$7,201

Net income/(loss) per share—basic	$(2.77)	$0.79	$0.06	$0.05	$0.29
Weighted-average common shares outstanding	24,049	24,067	24,573	24,550	24,814
Net income/(loss) per share—diluted	$(2.77)	$0.78	$0.06	$0.05	$0.29
Weighted-average common and dilutive securities outstanding	24,049	24,583	24,856	24,835	25,192

footnotes on following page

	Fiscal years ended March 31,			Six months ended September 30,
Statement of cash flows data	2001	2002	2003	2002	2003

				(unaudited)
	(dollars in thousands)
Net cash provided by operating activities	$25,624	$23,560	$33,973	$4,066	$6,415
Net cash used in investing activities	(37,621)	(15,648)	(44,974)	(27,420)	(7,866)
Net cash provided by/(used in) financing activities	20,084	34,512	(2,379)	(447)	992

	September 30, 2003
Balance sheet data	Actual	Pro forma(3)	Pro forma, as adjusted(4)

	(unaudited, dollars in thousands)
Cash and cash equivalents	$59,771	$157,487	$66,070
Total current assets	334,539	432,255	345,330
Working capital	201,821	299,537	212,612
Total assets	783,465	881,181	791,495
Long-term liabilities	367,095	367,095	284,737
Total debt	338,890	338,890	256,532
Stockholders’ equity	283,652	381,368	374,040

(1)	In fiscal 2001, we recorded inventory write-offs of $25.6 million, which are included in cost of sales, and special charges of $91.1 million.
(2)	The gain on the debt extinguishment was reclassified from an extraordinary item to earnings from continuing operations before taxes to conform to the provisions of FAS 145 “Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections”.
(3)	Reflects the receipt of the estimated net proceeds from the sale of common stock in this offering at an assumed offering price of $17.39 per share.
(4)	Reflects the receipt of the estimated net proceeds from the sale of common stock in this offering at an assumed offering price of $17.39 per share and the assumed use of the net proceeds to redeem 35% of our 11% Senior Notes due 2008.

RISK FACTORS

You should carefully consider the following factors and other information in this prospectus supplement and accompanying prospectus before deciding to invest in our common stock. You should also consider the other information contained, or incorporated by reference, in this prospectus supplement or the accompanying prospectus. The actual results of our business could differ materially from those described as a result of the risks and uncertainties described below and elsewhere. In such case, the trading price of our common stock could decline, and you may lose all or part of the money you paid to buy our common stock.

Risks Relating To SOLA And The Industry

We operate in the highly competitive spectacle lens industry, and we may not be able to compete effectively with entities with more established operating histories and greater financial resources.

We operate in the highly competitive spectacle lens industry. We compete primarily on the basis of customer service, quality and breadth of product offerings, innovation and price. The spectacle lens industry is characterized by price competition, which can be severe in some of our markets, particularly for standard products. We attempt, to the extent possible, to counter competition on the basis of price by focusing on providing a rapid response to orders, maintaining high fill rates, developing differentiated new products and educating processing laboratories and eyecare practitioners on the benefits of our lenses and coatings. Our competitors may develop products or services that are more effective or less expensive than our products or that could render certain of our products less competitive. Our performance and future growth are dependent upon our continuing ability to develop and market new products.

Some of our competitors have significantly greater financial resources than we do to fund expansion and research and development. Within a particular market, certain of our competitors may enjoy a “home-country” advantage over foreign competition. We also face competition from a number of our principal competitors, such as Essilor and Hoya, that are vertically integrated with processing laboratories to a greater extent than we are. This integration limits the number of independent processing laboratories to which we can market products. Since their acquisition by Essilor and Hoya, these laboratories have decreased the purchase of our products. Our sales to Essilor and Hoya owned laboratories were approximately 5% of net sales for the six month period ended September 30, 2003, 2.9% of net sales for the fiscal year ended March 31, 2003 and 3.5% of net sales for the fiscal year ended March 31, 2002.

We are subject to certain risks associated with our foreign operations.

We have manufacturing and distribution sites in three major regions: North America (including Mexico), Europe and Rest of World (comprised primarily of Australia, Asia and South America). Approximately 56% of our net sales for each of the six month period ended September 30, 2003 and the fiscal year ended March 31, 2003 were derived from the sale of products outside of North America. As a result, a significant portion of our sales and operations are subject to the risks inherent in international operations, including:

•	developments in the foreign political and economic environment may have an adverse effect on operations in those countries;

•	tax rates in certain foreign countries may exceed those in the United States and foreign earnings may be subject to withholding requirements or the imposition of tariffs, exchange controls or other restrictions;

•	we may find it difficult to manage a large organization spread throughout various countries, including staffing and managing foreign operations;

•	we may have difficulty enforcing agreements and collecting receivables through certain foreign legal systems;

•	foreign customers may have longer payment cycles than customers in the United States; and

•	we may find it difficult to comply with a variety of foreign laws and regulations.

As we continue to expand our business globally, our success will be dependent, in part, on our ability to effectively manage these and other risks. These and other factors could have a material adverse effect on our international operations or our business as a whole. Our cash flow is comprised of a variety of currencies. Although we may enter into currency swap agreements with financial institutions to reduce our exposure to fluctuations in foreign currency values relative to our debt obligations, these hedging transactions, if entered into, will not eliminate that risk entirely. As a result of our worldwide operations, currency exchange rate fluctuations tend to affect our results of operations and financial position.

We may not be able to continually reduce manufacturing costs.

To maintain and/or strengthen our competitive position within the spectacle lens industry, we must continually reduce our product manufacturing costs and operating expenses. In addition to normal cost reduction activities, we have initiated product migration and standardization activities and reduced the number of people employed worldwide. These reductions were necessary to help offset price decreases, inflationary pressures and changes in product and regional mix. To the extent our cost reduction activities are unsuccessful, in part or in full, our ability to compete may be significantly impacted.

We concentrate a large part of our manufacturing operations in Tijuana, Mexico.

As of September 30, 2003, approximately 40% of our manufacturing operations are based in three facilities in Tijuana, Mexico. A fire, flood, earthquake, war, work stoppage, supply shortage or disruption, adverse government action or other disaster or condition could result in a loss of production capabilities and, accordingly, impede our ability to meet our customers’ requirements. The risks of these events are partially mitigated by various efforts, in particular our global specifications standardization program, which increasingly allows access to inventory around the world and our program to ensure dual or multi-manufacturing site production of key products with planned stand-by capacity.

We must continue to develop new and value-added products.

We are continually developing new and value-added products in an effort to develop incremental sales and improved gross margins. Our ability to develop new and enhanced products successfully will be a significant factor in our ability to grow and remain competitive. Some of our products may become obsolete, and we may not achieve the technological advances necessary for us to remain competitive. We are also subject to the risks generally associated with new product introductions, such as lack of market acceptance and delays in product development. Our results may be affected by our ability to generate sales from new products as anticipated and the costs of such introductions.

We compete against alternative technologies and treatments that provide a substitute for spectacle lenses.

Spectacle lenses compete with other methods of vision correction, including laser surgery and contact lenses. As these technologies evolve, they may provide more competition to the spectacle lens business and lead to declines in our net sales.

We conduct all of our foreign operations through subsidiaries and the payment of dividends by these entities may be restricted.

We conduct all of our foreign operations through subsidiaries. These operations contribute significantly to our sales and profitability. The payment of dividends and the making of loans and advances to us by our subsidiaries are in many instances subject to statutory restrictions, are contingent upon the results of operations of those subsidiaries and are subject to various business considerations. Dividends and other payments to us from subsidiaries in certain jurisdictions are subject to legal restrictions and may have adverse tax consequences to us. Management reviews the need for cash distributions to us from our foreign subsidiaries on a case-by-case basis. Although it is management’s intention that all undistributed earnings of non-U.S. subsidiaries be reinvested indefinitely, if the need for cash distributions from the subsidiaries should arise in the future, there can be no assurance that the subsidiaries will be permitted to make such cash distributions without legal restrictions or adverse tax consequences to us.

We are dependent on a small number of suppliers for raw materials.

Most of the raw materials used in our products are readily available from a number of suppliers at competitive prices, and we have not experienced any significant shortages in obtaining raw materials. While there are currently multiple suppliers of polycarbonate and monomer raw materials, we purchase over 50% of those materials from three suppliers. The loss of any of these suppliers, or a significant decrease in the supply of polycarbonate or monomer, would require us to obtain these raw materials elsewhere. If we were unable to obtain polycarbonate or monomer from other suppliers at acceptable prices, we might realize lower margins and experience difficulty in meeting our customers’ requirements. In addition, our photochromic lenses are processed by a third party using technology that is proprietary to it.

We are dependent upon the North American chain retail channel.

Distribution to national chain retail, super optical retail stores and retail buying groups is a growing distribution channel for spectacle lenses. We believe this distribution channel will continue to be important to sustain growth and profitability. While we are currently well positioned in this distribution channel through relationships with key retailers, these relationships could terminate or these retailers could choose one or more of our competitors to provide them with lenses in the future. Additionally, these retailers could choose to process and distribute lenses themselves rather than purchasing the lenses from us or any other third party.

We may be adversely affected by environmental and safety regulations to which we are subject.

We must comply with U.S. and foreign environmental laws and regulations concerning emissions to the air, wastewater discharges and the generation, handling, storage, transportation and disposal of hazardous wastes, and with other federal, state and foreign laws and regulations. We believe that we possess all material permits and licenses necessary for the continuing operation of our business and believe that our operations are in substantial compliance with the terms of all applicable environmental laws. We cannot assure you that we will operate at all times in complete compliance with all such requirements. We could be subject to potentially significant fines and penalties for any noncompliance that may occur. It is impossible to predict accurately what effect these laws and regulations will have on us in the future.

Our success depends on our key personnel and we may not be able to retain sufficient qualified personnel.

Our success depends in part on our ability to attract personnel with spectacle industry experience. We may face competition in recruiting this personnel and accordingly experience difficulty in growing and succeeding. The loss of the services of this personnel or the inability to retain such personnel in the future could hinder the implementation of our business strategy. We do not carry key man insurance on our senior management team.

Our substantial level of indebtedness could adversely affect our financial condition.

We have substantial indebtedness that may limit our ability to respond to market conditions (including our ability to satisfy capital expenditure requirements) or to meet our contractual or financial obligations. In addition, the debt instruments governing our indebtedness are subject to covenants that could limit our ability to conduct our business. Furthermore, our ability to satisfy our obligations depends on our future performance. Our future performance is subject to prevailing economic conditions and to financial, business and other factors, including factors beyond our control. Interest on our $95 million aggregate principal amount of 6 7/8% Senior Notes and €205 million aggregate principal amount of 11% Senior Notes is payable in cash semi-annually through and including March 15, 2008. The Senior Notes are both payable in full on March 15, 2008. Although we believe that cash flow from operations will be sufficient to meet all of our debt service requirements and to fund our capital expenditure requirements, we cannot guarantee that this will be the case.

Our Charter and By-laws contain anti-takeover provisions that could make the acquisition of SOLA more difficult.

Certain provisions of Delaware law and our certificate of incorporation and by-laws could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of SOLA. For example, our by-laws include advance notice procedures for stockholders to nominate candidates for election as directors as well as to submit proposals for consideration at stockholders’ meetings. We have also adopted a shareholder rights plan that could have the effect of delaying or hindering a possible takeover of SOLA. In addition, we are subject to the anti-takeover provisions of Section 203 of the Delaware General Corporation Law, which could have the effect of delaying or preventing a change in control of SOLA.

Risks Relating to Our Common Stock

The public market for our common stock has been and may continue to be volatile.

The market price of our common stock is highly volatile and could fluctuate significantly in response to various factors, including:

•	actual or anticipated variations in our quarterly operating results;

•	announcements of new products by us or our competitors;

•	changes in financial estimates by securities analysts;

•	trends in our business environment, including competitive and pricing pressures; and

•	general market conditions and other factors.

In addition, the stock markets have experienced extreme price and volume fluctuations that have affected the market prices of equity securities. These fluctuations have often been unrelated or disproportionate to operating performance. These broad market factors may materially affect the trading price of our common stock. General economic, political and market conditions like recessions and interest rate fluctuations may also have an adverse effect on the market price of our common stock. In the past, companies that have experienced volatility in the market price of their stock have been the object of securities class action litigation.

Our quarterly operating results may vary.

Our quarterly operating results have varied in the past, and we expect that our quarterly operating results will continue to vary in future periods depending on a number of factors, including seasonal variances in demand for our products, the cost of product introductions, changes in product mix, our ability to control costs, capital expenditures, working capital requirements and other factors described in this “Risk Factors” section of this prospectus supplement. For example, all other factors aside, our results are generally weakest in our third fiscal quarter as a result of lower sales during the holiday season and strongest in our fourth fiscal quarter. For these and other reasons, we may not meet the earnings estimates of securities analysts or investors, and our stock price could suffer.

USE OF PROCEEDS

The net proceeds from our sale of 6,000,000 shares of common stock are estimated to be approximately $97.7 million ($112.5 million if the underwriters’ over-allotment option is exercised in full) after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this offering to redeem 35% of our €205 million aggregate principal amount of 11% Senior Notes due 2008 and for general corporate purposes. The 11% Senior Notes mature on March 15, 2008. Under the terms of those notes, prior to March 15, 2004, we may redeem up to 35% of the original aggregate principal amount of the notes with the proceeds of qualified equity offerings at a redemption price of 111% of the principal amount plus accrued and unpaid interest and liquidated damages, if any.

CAPITALIZATION

The following table shows our unaudited capitalization as of September 30, 2003:

•	on an actual basis;

•	on a pro forma basis to reflect the sale of 6,000,000 shares of common stock at an assumed offering price of $17.39 per share and our receipt of the estimated net proceeds from that sale; and

•	on a pro forma, as adjusted basis to reflect the receipt of the estimated net proceeds from the sale of common stock in this offering and the assumed use of the net proceeds to redeem 35% of our 11% Senior Notes due 2008.

This table should be read together with our financial statements and notes thereto incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Actual	Pro forma	Pro forma, as adjusted

	(unaudited, dollars in thousands)
Cash and cash equivalents	$59,771	$157,487	$66,070

Debt obligations (including current portion):
6 7/8 % senior notes	$94,829	$94,829	$94,829
11% senior notes	235,307	235,307	152,949
Other debt	8,754	8,754	8,754

Total debt obligations (including current portions)	338,890	338,890	256,532

Stockholders’ equity:
Preferred stock, $.01 par value; 5,000,000 shares authorized; no shares issued	—	—	—
Common stock, $.01 par value; 50,000,000 shares authorized; 24,946,272 shares issued actual and 30,946,272 shares issued pro forma and pro forma, as adjusted	253	313	313
Additional paid-in capital	289,793	387,449	387,449
Retained earnings	32,673	32,673	25,345
Accumulated other comprehensive loss	(36,680)	(36,680)	(36,680)
Common stock in treasury at cost	(2,387)	(2,387)	(2,387)

Total stockholders’ equity	283,652	381,368	374,040

Total capitalization	$622,542	$720,258	$630,572

The table assumes no exercise of the underwriters’ over-allotment option to purchase an additional 900,000 shares of common stock and does not include 1,869,220 shares issuable upon the exercise of options outstanding as of September 30, 2003 with a weighted-average exercise price of $14.70 per share.

PRICE RANGE OF COMMON STOCK

Our common stock trades on the New York Stock Exchange under the symbol “SOL.” The following table sets forth the quarterly range of high and low reported sale prices of the common shares on the New York Stock Exchange for the periods indicated.

Fiscal year ended March 31, 2002	High	Low

First Quarter	$15.20	$8.80
Second Quarter	16.75	10.40
Third Quarter	19.89	13.26
Fourth Quarter	20.47	10.50

Fiscal year ended March 31, 2003	High	Low

First Quarter	$15.25	$8.90
Second Quarter	11.50	7.61
Third Quarter	13.99	8.81
Fourth Quarter	13.10	10.10

Fiscal year ending March 31, 2004	High	Low

First Quarter	$18.20	$12.22
Second Quarter	18.42	15.40
Third Quarter (through November 3, 2003)	17.73	15.82

On November 3, 2003, the last reported sale price of the common stock as reported on the New York Stock Exchange was $17.39 per share. As of November 3, 2003, there were approximately 291 record holders of our common stock.

DIVIDEND POLICY

We have not declared or paid dividends on our common stock since December 1993. The indentures governing our 6 7/8% Senior Notes and 11% Senior Notes restrict and limit the payment of dividends on our common stock. We do not anticipate any cash dividends in the foreseeable future and intend to retain future earnings for the development and expansion of our business.

UNDERWRITING

We are offering the shares of our common stock described in this prospectus supplement through the underwriters named below. UBS Securities LLC, J.P. Morgan Securities Inc., Robert W. Baird & Co. Incorporated and First Albany Corporation are the representatives of the underwriters. We have entered into an underwriting agreement with the representatives. Subject to the terms and conditions of the underwriting agreement, each of the underwriters has severally agreed to purchase the number of shares of common stock listed next to its name in the following table:

Underwriters	Number of shares

UBS Securities LLC
J.P. Morgan Securities Inc.
Robert W. Baird & Co. Incorporated
First Albany Corporation

Total	6,000,000

The underwriting agreement provides that the underwriters must buy all of the shares if they buy any of them. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ over-allotment option described below.

Our common stock is offered subject to a number of conditions, including:

•	receipt and acceptance of our common stock by the underwriters; and

•	the underwriters’ right to reject orders in whole or in part.

In connection with this offering, certain of the underwriters or securities dealers may distribute prospectuses electronically.

Over-allotment Option

We have granted the underwriters an option to buy up to an aggregate of 900,000 additional shares of our common stock. The underwriters may exercise this option solely for the purpose of covering overallotments, if any, made in connection with this offering. The underwriters have 30 days from the date of this prospectus supplement to exercise this option. If the underwriters exercise this option, they will each purchase additional shares approximately in proportion to the amounts specified in the table above.

Commissions And Discounts

Shares sold by the underwriters to the public will initially be offered at the initial offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $             per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to other brokers or dealers at a discount of up to $             per share from the initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. Sales of shares made outside of the United States may be made by affiliates of the underwriters. Upon execution of the underwriting agreement, the underwriters will be obligated to purchase the shares at the prices and upon the terms stated therein, and, as a result, will thereafter bear any risk associated with changing the offering price to the public or other selling terms.

The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional 900,000 shares.

	No exercise	Full exercise

Per share	$	$
Total	$	$

We estimate that the total expenses of this offering payable by us, not including the underwriting discounts and commissions, will be approximately $755,000.

No Sales of Similar Securities

We, our executive officers and directors have entered into lock-up agreements with the underwriters. Under these agreements, we and each of these persons may not, without the prior written approval of UBS Securities LLC and J.P. Morgan Securities Inc., subject to certain permitted exceptions, sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, our common stock or securities convertible into or exercisable or exchangeable for our common stock or warrants or rights to purchase our common stock. These restrictions will be in effect for a period of 90 days after the date of the final prospectus supplement. At any time and without public notice, UBS Securities LLC and J.P. Morgan Securities Inc. may in their sole discretion, release all or some of the securities from these lock-up agreements.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

New York Stock Exchange Listing

Our common stock is listed on the New York Stock Exchange under the symbol “SOL.”

Price Stabilization, Short Positions

In connection with this offering, the underwriters may engage in activities that stabilize, maintain or otherwise affect the price of our common stock including:

•	stabilizing transactions;

•	short sales;

•	purchases to cover positions created by short sales;

•	imposition of penalty bids; and

•	syndicate covering transactions.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while this offering is in progress. These transactions may also include making short sales of our common stock, which involves the sale by the underwriters of a greater number of shares of common stock than they are required to purchase in this offering, and purchasing shares of common stock on the open market to cover positions created by short sales. Short sales may be “covered” shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be “naked” shorts, which are short positions in excess of that amount.

The underwriters may close out any covered short position by either exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option.

Naked short sales are in excess of the over-allotment option. The underwriters must close out any naked short position, by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market that could adversely affect investors who purchased in this offering.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

In addition, in connection with this offering, certain of the underwriters (and selling group members) may engage in passive market making transactions in the common stock on the New York Stock Exchange prior to the pricing and completion of the offering. Passive market making consists of displaying bids on the New York Stock Exchange no higher than the bid prices of independent market makers and making purchases at prices no higher than these independent bids and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker’s average daily trading volume in the common stock during a specified period and must be discontinued when such limit is reached. Passive market making may cause the price of the common stock to be higher than the price that otherwise would exist in the open market in the absence of such transactions. If passive market making is commenced, it may be discontinued at any time.

As a result of these activities, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. The underwriters may carry out these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise.

The underwriters and their affiliates have provided and may provide certain commercial banking, financial advisory and investment banking services for us for which they receive customary fees.

The underwriters and their affiliates may from time to time in the future engage in transactions with us and perform services for us in the ordinary course of their business.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

We incorporate by reference the documents listed below:

1.	Our annual report on Form 10-K for the fiscal year ended March 31, 2003.

2.	Our quarterly reports on Form 10-Q for the quarters ended June 30, 2003 and September 30, 2003.

3.	Our definitive proxy statement on Schedule 14A filed on June 27, 2003.

We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus supplement and before all of the shares of common stock offered by this prospectus supplement are sold. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus supplement is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

LEGAL MATTERS

The validity of the common stock issued and sold by us hereunder will be passed upon for us by Gardner Carton & Douglas LLP. Cahill Gordon & Reindel LLP is acting as underwriters counsel to the underwriters in connection with this offering.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended March 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS

$400,000,000

SOLA International Inc.

Debt Securities, Common Stock, Preferred Stock,

Depositary Shares, Securities Warrants,

Stock Purchase Contracts, Stock Purchase Units

We may offer and sell, from time to time, in one or more offerings, any combination of:

•	unsecured senior debt securities;

•	unsecured subordinated debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares;

•	warrants to purchase debt securities;

•	warrants to purchase our common stock;

•	warrants to purchase our preferred stock;

•	stock purchase contracts; and

•	stock purchase units.

These securities, which we describe in this prospectus, will have a total initial offering price not exceeding $400,000,000.

We will provide the specific terms of these securities in supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. We urge you to read carefully this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the securities offered, before you make your investment decision.

Our common stock trades on the New York Stock Exchange under the symbol “SOL.” On October 20, 2003, the last reported sale price of our common stock on the NYSE was $17.15. We have not yet determined whether any of the other securities offered hereby will be listed on any exchange or over-the-counter market. If we decide to seek listing of such securities, a prospectus supplement relating thereto will identify such exchange or market.

We may sell these securities to or through underwriters and also to other purchasers or through agents. We will set forth the names of any underwriters or agents in a prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is October 20, 2003.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, using the SEC’s shelf registration rules. Under the shelf registration rules, using this prospectus, together with a prospectus supplement, we may sell from time to time, in one or more offerings, any of the securities described in this prospectus having a total initial offering price not exceeding $400,000,000.

In this prospectus, “SOLA,” “the company,” “we,” “us,” and “our” refer to SOLA International Inc., a Delaware corporation, and its consolidated subsidiaries, unless the context otherwise requires.

This prospectus provides you with a general description of the securities we may sell. Each time we sell securities under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Market information in the incorporated documents is generally based on company estimates and not third party sources. You should read this prospectus, the applicable prospectus supplement and the additional information described below under “Where You Can Find More Information” before making an investment decision.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings also are available to the public on the Internet, through a database maintained by the SEC at http://www.sec.gov. In addition, you can inspect and copy our reports, statements and other information at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

We filed a registration statement on Form S-3 to register with the SEC the securities described in this prospectus. This prospectus is part of that registration statement. As permitted by SEC rules, this prospectus does not contain all the information contained in the registration statement or the exhibits to the registration statement. You may refer to the registration statement and accompanying exhibits for more information about us and our securities.

The SEC allows us to incorporate by reference into this document the information we filed with it. This means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. All information incorporated by reference is part of this document, unless and until that information is updated and superseded by the information contained in this document or any information subsequently incorporated by reference.

We incorporate by reference the documents listed below:

1. Our annual report on Form 10-K for the fiscal year ended March 31, 2003.

2. Our quarterly report on Form 10-Q for the quarter ended June 30, 2003.

3. Our definitive proxy statement on Schedule 14A filed on June 27, 2003.

You may request free copies of these filings by writing or telephoning Investor Relations, SOLA International Inc., 10590 West Ocean Air Drive, Suite 300, San Diego, California 92130, telephone (858) 509-9899, fax (858) 509-9898. We will not send exhibits to the filings, however, unless those exhibits have been specifically incorporated by reference.

We also incorporate by reference all future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 on or after the date of this prospectus and prior to the closing of the offering made hereby. Those documents will become a part of this prospectus from the date that the documents are filed with the SEC.

You should rely only on the information contained or incorporated by reference in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell, or soliciting an offer to buy, securities in any jurisdiction where the offer and sale is not permitted. You should assume that the information appearing or incorporated by reference in this prospectus is accurate only as of the date of the documents containing the information, regardless of the time of its delivery or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

FORWARD-LOOKING INFORMATION

Certain of the matters discussed in this report or in the information incorporated by reference may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or the negative of these terms or other comparable terminology, or by discussions of strategy, plans or intentions. Statements contained in this report that are not historical facts are forward-looking statements. Without limiting the generality of the preceding statement, all statements in this report concerning or relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. These forward-looking statements are necessarily estimates reflecting our best judgment based upon current information and involve a number of risks and uncertainties. Other factors may affect the accuracy of these forward-looking statements and our actual results may differ materially from the results anticipated in these forward-looking statements. While it is impossible to identify all relevant factors, factors that could cause actual results to differ materially from those estimated by us include, but are not limited to, those factors or conditions described in our SEC filings and under “Risk Factors” in the applicable prospectus supplement, as well as changes in the regulation of the spectacle lens industry at the federal, state or foreign level, competitive pressures in the spectacle lens industry and our response to these factors, and general conditions in the economy and capital markets. We have no duty to update any of the forward-looking statements after the date of this prospectus to conform them to actual results.

All subsequent written and oral forward-looking statements attributable to SOLA and persons acting on our behalf are qualified in their entirety by the cautionary statements included in our SEC filings and under “Risk Factors” in the applicable prospectus supplement.

THE COMPANY

We commenced operations in 1960 and were incorporated in Delaware in 1993. We believe we are a leading designer, manufacturer and global distributor of a broad range of plastic and glass eyeglass lenses and hold a strong manufacturing and technology position in the growing plastic lens segment of the global spectacle lens market. We have sales offices in 28 countries worldwide and operate in most major regions of the world. We believe that we hold a top three market position in terms of volume of plastic eyeglass lenses sold in each major region where we operate—North America, Europe and Rest of World (consisting primarily of Australia, Asia and South America). We focus our efforts on products with advanced design characteristics, lens coatings and treatments, and thin and light-weight materials.

We market our spectacle lens products globally under the brands SOLA and American Optical (AO) and distribute them globally through three primary channels: (1) national chain retail; (2) small and medium retail outlets; and (3) wholesale distributors (e.g., independent processing laboratories). In the United States, we also sell directly to managed care organizations, a rapidly growing segment of the spectacle lens market.

Our business is organized into three primary markets: North America, Europe and Rest of World. For the fiscal year ended March 31, 2003, we generated approximately 44.3% of our net sales from North America, 37.4% from Europe and 18.3% from Rest of World.

Our principal executive offices are located at 10590 West Ocean Air Drive, Suite 300, San Diego, California 92130, and our telephone number is (858) 509-9899. Our website address is www.sola.com. Information contained on our website is not part of this prospectus.

RISK FACTORS

Investing in our securities involves risk. The prospectus supplement applicable to each type or series of securities we offer will contain a discussion of risks applicable to an investment in us and to the particular types of securities that we are offering under that prospectus supplement. Prior to making a decision about investing in our securities, you should carefully consider the specific factors discussed under the heading “Risk Factors” in the applicable prospectus supplement together with all of the other information contained in the prospectus supplement or appearing or incorporated by reference in this prospectus.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of SOLA for the years ended March 31, 1999, 2000, 2001, 2002 and 2003 and for the three months ended June 30, 2003.

	Fiscal Year Ended March 31,					Three Months Ended June 30, 2003
	1999	2000	2001	2002	2003
Ratio of earnings to fixed charges (1)	1.95	1.05	—	1.75	1.08	1.08
Ratio of deficiency in earnings to fixed charges (1)(2)			(2.47)

(1)	For purposes of this calculation, earnings/(deficiency) in earnings are defined as income/(loss) before provision for income taxes and minority interest plus fixed charges. Fixed charges include interest expense on all indebtedness (including amortization of deferred financing costs) and the portion of operating lease rental expenses that management believes is representative of the interest factor of rent expense (approximately one-third of rent expense).
(2)	The pre-tax loss for the fiscal year ended March 31, 2001 was not sufficient to cover fixed charges by a total of approximately $69.961 million.

USE OF PROCEEDS

Unless indicated otherwise in the applicable prospectus supplement, we expect to use the net proceeds from the sale by us of our securities for general corporate purposes, including, but not limited to, repayment or refinancing of borrowings, working capital, capital expenditures, acquisitions and the repurchase of our common stock. Additional information on the use of proceeds from the sale of securities offered by this prospectus may be set forth in the applicable prospectus supplement relating to such offering.

SECURITIES WE MAY ISSUE

Overview

This prospectus describes the securities we may issue from time to time. The remainder of this section provides some background information about the manner in which the securities may be held and then describes the terms of the following basic categories of securities:

•	unsecured senior debt securities;

•	unsecured subordinated debt securities;

•	shares of our common stock;

•	shares of our preferred stock;

•	shares of our preferred stock represented by depositary shares;

•	warrants to purchase debt securities;

•	warrants to purchase our common stock;

•	warrants to purchase our preferred stock;

•	stock purchase contracts; and

•	stock purchase units.

Prospectus Supplements

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities pursuant to this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add to or change information contained in this prospectus. If so, the prospectus supplement should be read as superseding this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

The applicable prospectus supplement to be attached to the front of this prospectus will describe the terms of any securities that we offer and any initial offering price to the public in that offering, the purchase price and net proceeds that we will receive and the other specific terms related to our offering of the securities. For more details on the terms of the securities, you should read the exhibits filed with our registration statement, of which this prospectus is a part.

Holders of Securities

Book-Entry Holders. We will issue debt securities in book-entry form only, unless we specify otherwise in the applicable prospectus supplement. We may issue shares of our common stock, preferred stock and depositary shares offered hereby in book-entry form. If securities are issued in book-entry form, this means the securities will be represented by one or more global securities registered in the name of a financial institution that holds them as depositary on behalf of other financial institutions that participate in the depositary’s book-entry system. These participating institutions, in turn, hold beneficial interests in the securities on behalf of themselves or their customers.

We will only recognize the person in whose name a security is registered as the holder of that security. Consequently, for securities issued in global form, we will recognize only the depositary as the holder of the securities and all payments on the securities will be made to the depositary. The depositary passes along the payments it receives to its participants, which in turn pass the payments along to their customers who are the beneficial owners. The depositary and its participants do so under agreements they have made with one another or with their customers; they are not obligated to do so under the terms of the securities.

As a result, investors will not own securities directly. Instead, they will own beneficial interests in a global security, through a bank, broker or other financial institution that participates in the depositary’s book-entry system or holds an interest through a participant. As long as the securities are issued in global form, investors will be indirect holders of the securities.

Street Name Holders. In the future, we may terminate a global security or issue securities initially in non-global form. In these cases, investors may choose to hold their securities in their own names or in “street name.” Securities held by an investor in street name would be registered in the name of a bank, broker or other financial institution that the investor chooses, and the investor would hold only a beneficial interest in those securities through an account he or she maintains at that institution.

For securities held in street name, we will recognize only the intermediary banks, brokers and other financial institutions in whose names the securities are registered as the holders of those securities and all payments on those securities will be made to them. These institutions pass along the payments they receive to their customers who are the beneficial owners, but only because they agree to do so in their customer agreements or because they are legally required to do so. Investors who hold securities in street name will be indirect holders of those securities.

Legal Holders. We, and any third parties employed by us or acting on your behalf, such as trustees, depositories and transfer agents, are obligated only to the legal holders of the securities. We do not have obligations to investors who hold beneficial interests in global securities, in street name or by any other indirect means. This will be the case whether an investor chooses to be an indirect holder of a security or has no choice because we are issuing the securities only in global form.

For example, once we make a payment or give a notice to the legal holder, we have no further responsibility for the payment or notice even if that legal holder is required, under agreements with depositary participants or customers or by law, to pass it along to the indirect holders but does not do so. Similarly, if we want to obtain the approval of the holders for any purpose (for example, to amend an indenture or to relieve ourselves of the consequences of a default or of our obligation to comply with a particular provision of the indenture), we would seek the approval only from the legal holders, and not the indirect holders, of the securities. Whether and how the legal holders contact the indirect holders is up to the legal holders.

When we refer to you, we mean those who invest in the securities being offered by this prospectus, whether they are the legal holders or only indirect holders of those securities. When we refer to your securities, we mean the securities in which you hold a direct or indirect interest.

Special Considerations for Indirect Holders. If you hold securities through a bank, broker or other financial institution, either in book-entry form or in street name, you should check with your own institution to find out:

•	how it handles securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle a request for the holders’ consent, if ever required;

•	whether and how you can instruct it to send you securities registered in your own name so you can be a legal holder, if that is permitted in the future;

•	how it would exercise rights under the securities if there were a default or other event triggering the need for holders to act to protect their interests; and

•	if the securities are in book-entry form, how the depositary’s rules and procedures will affect these matters.

Global Securities

What is a Global Security? A global security represents one or any other number of individual securities. Generally, all securities represented by the same global securities will have the same terms. We may, however, issue a global security that represents multiple securities that have different terms and are issued at different times. We call this kind of global security a master global security.

Each security issued in book-entry form will be represented by a global security that we deposit with and register in the name of a financial institution that we select or its nominee. The financial institution that is selected for this purpose is called the depositary. Unless we specify otherwise in the applicable prospectus supplement, The Depository Trust Company, New York, New York, known as DTC, will be the depositary for all securities issued in book-entry form. Beneficial interests in global securities will be shown on, and transfers of global securities will be reflected through, records maintained by DTC and its participants.

A global security may not be transferred to or registered in the name of anyone other than the depositary or its nominee, unless special termination situations arise or as otherwise described in the prospectus supplement. We describe those situations below under “—Special Situations When a Global Security Will Be Terminated.” As a result of these arrangements, the depositary, or its nominee, will be the sole registered owner and holder of all securities represented by a global security, and investors will be permitted to own only beneficial interests in a global security. Beneficial interests must be held by means of an account with a broker, bank or other financial institution that in turn has an account with the depositary or with another institution that does. Thus, an investor whose security is represented by a global security will not be a holder of the security, but only an indirect holder of a beneficial interest in the global security.

Special Considerations for Global Securities. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to securities transfers. We do not recognize this type of investor as a holder of securities and instead will deal only with the depositary that holds the global security.

If securities are issued only in the form of a global security, an investor should be aware of the following:

•	An investor cannot cause the securities to be registered in his or her name, and cannot obtain physical certificates for his or her interest in the securities, except in the special situations we describe below.

•	An investor will be an indirect holder and must look to his or her own bank or broker for payments on the securities and protection of his or her legal rights relating to the securities, as we describe under “—Holders of Securities” above.

•	An investor may not be able to sell interests in the securities to some insurance companies and to other institutions that are required by law to own their securities in non-book-entry form.

•	An investor may not be able to pledge his or her interest in a global security in circumstances where certificates representing the securities must be delivered to the lender or other beneficiary of the pledge in order for the pledge to be effective.

•	The depositary’s policies, which may change from time to time, will govern payments, transfers, exchanges and other matters relating to an investor’s interest in a global security. Neither we nor any third parties employed by us or acting on your behalf, such as trustees and transfer agents, have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in a global security. We and the trustee do not supervise the depositary in any way.

•	DTC requires that those who purchase and sell interests in a global security within its book-entry system use immediately available funds and your broker or bank may require you to do so as well.

•	Financial institutions that participate in the depositary’s book-entry system, and through which an investor holds its interest in a global security, may also have their own policies affecting payments, notices and other matters relating to the security. There may be more than one financial intermediary in the chain of ownership for an investor. We do not monitor and are not responsible for the actions of any of those intermediaries.

Special Situations When a Global Security Will Be Terminated. In a few special situations described below, a global security will be terminated and interests in it will be exchanged for certificates in non-global form representing the securities it represented. After that exchange, the choice of whether to hold the securities directly or in street name will be up to the investor. Investors must consult their own banks or brokers to find out how to have their interests in a global security transferred on termination to their own names, so that they will be holders. We have described the rights of holders and street name investors above under “Holders of Securities.”

The special situations for termination of a global security are as follows:

•	if the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary for that global security and we do not appoint another institution to act as depositary within a specified time period; or

•	if we elect to terminate that global security.

The applicable prospectus supplement may also list additional situations for terminating a global security that would apply to a particular series of securities covered by the applicable prospectus supplement. If a global security is terminated, only the depositary is responsible for deciding the names of the institutions in whose names the securities represented by the global security will be registered and, therefore, who will be the holders of those securities.

DESCRIPTION OF DEBT SECURITIES

This section summarizes general terms and provisions of debt securities to which any prospectus supplement may relate. The particular terms of any series of debt securities that we offer will be described in the prospectus supplement to be attached to the front of this prospectus. To the extent that any particular terms of the debt securities described in a prospectus supplement differ from the terms described herein, then the terms described herein shall be deemed to have been superceded by the prospectus supplement.

As required by U.S. federal law for all bonds and notes of companies that are publicly offered, the debt securities will be governed by a document called an “indenture.” An indenture is a contract between us and a financial institution, in this case, State Street Bank and Trust Company of California, N.A., acting as trustee on your behalf. The indenture will be subject to and governed by the Trust Indenture Act of 1939. The trustee has two main roles:

•	first, subject to some limitations, the trustee can enforce your rights against us if we default; and

•	second, the trustee performs certain administrative duties for us, which include sending you interest payments and notices.

Because this section is a summary of the material terms of the indenture, it does not describe every aspect of the debt securities. We urge you to read the indenture because it, and not this description, defines your rights as a holder of debt securities. We have filed the indenture as an exhibit to a registration statement that we have filed with the SEC, of which this prospectus is a part. See “Where You Can Find More Information,” for information on how to obtain a copy of the indenture. The indenture is subject to any amendments or supplements that we may enter into from time to time that are permitted under the indenture.

General

We may issue debt securities from time to time in one or more distinct series. The debt securities will be unsecured obligations of our company. Unless otherwise stated in the applicable prospectus supplement, the debt securities will be unsubordinated obligations of the company and will rank pari passu with all of our other unsecured and unsubordinated indebtedness. We may also issue debt securities that are subordinated in right of payment to all our existing and future senior indebtedness, in the manner and to the extent described in the applicable prospectus supplement.

Our debt securities are effectively subordinated to all existing and future indebtedness and other liabilities (including trade payables and capital lease obligations) of any of our subsidiaries. This may affect your ability to receive payments on our debt securities.

You should read the prospectus supplement for the following terms of the series of debt securities offered by the prospectus supplement:

•	The title of the debt securities or series of which they are a part and whether the debt securities will be senior debt securities or subordinated debt securities;

•	The aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	The date or dates when the principal of the debt securities will be payable or how those dates will be determined;

•	The interest rate or rates, which may be fixed or variable, that the debt securities will bear, if any, and how the rate or rates will be determined;

•	The date or dates from which any interest will accrue or how the date or dates will be determined, the date or dates on which any interest will be payable, any regular record dates for these payments or how these dates will be determined and the basis on which any interest will be calculated, if other than on the basis of a 360-day year of twelve 30-day months;

•	The place or places of payment of principal of, or premium, if any, or interest on the debt securities;

•	Any optional redemption provisions;

•	Any sinking fund or other provisions that would obligate us to repurchase or redeem the debt securities;

•	Whether the amount of payments of principal of, or premium, if any, or interest on the debt securities will be determined with reference to an index, formula or other method and how these amounts will be determined;

•	Any changes, additions or deletions to the events of default under the indenture or covenants with respect to the debt securities;

•	If not the principal amount of the debt securities, the portion of the principal amount that will be payable upon acceleration of the maturity of the debt securities or, if applicable, the portion of the principal amount of the debt securities that is convertible into or exchangeable for other securities, or how that portion will be determined;

•	Any changes or additions to the provisions concerning defeasance and covenant defeasance contained in the indenture that will apply to the debt securities;

•	Any provisions granting special rights to the holders of the debt securities upon the occurrence of specified events;

•	If other than the trustee, the name of any paying agent, security registrar and transfer agent for the debt securities;

•	If the debt securities are not to be issued in book-entry form only and held by a depositary, whether such debt securities are to be issuable as registered securities, bearer securities or both; whether such bearer securities are to be issuable with coupons, without coupons or both; the date as of which such bearer securities shall be dated, if other than the date of original issuance of the first of such bearer securities to be issued; any restrictions on the offer, sale or delivery of bearer securities; and the terms, if any, upon which bearer securities of the series may be exchanged for registered securities of the series and vice versa, if permitted by applicable law and regulations;

•	The subordination, if any, of the debt securities of the series pursuant to the indenture, and any corresponding changes to the provisions in the indenture as then in effect;

•	If other than U.S. dollars, the currency or currencies of such debt securities;

•	If the principal of or any premium or interest on such debt securities is to be payable, at the election of the company or a holder, in one or more currencies, currency units or composite currencies other than those in which the debt securities are stated to be payable, the applicable currencies, currency units or composite currencies and the periods within which and the terms and conditions upon which such election is to be made;

•	The person to whom any interest on a debt security will be payable, if other than the registered holder at the close of business on the regular record date;

•	The denomination or denominations in which the debt securities will be issued, if other than denominations of $1,000 or any integral multiples thereof;

•	Whether the debt securities will be convertible into or exchangeable for any other securities or property and, if so, the terms and conditions upon which the debt securities will be so convertible or exchangeable;

•	A discussion of federal income tax, accounting and other special considerations, procedures and limitations with respect to the debt securities;

•	Whether payment of any amounts due under the indenture will be guaranteed by one or more of our subsidiaries; and

•	Any other terms of the debt securities whether or not consistent with the provisions of the indenture.

For purposes of this prospectus, any reference to the payment of principal of or any premium or interest on debt securities will include additional amounts if required by the terms of such debt securities.

The indenture does not limit the amount of debt securities that we are authorized to issue from time to time. The indenture also provides that there may be more than one trustee thereunder, each for one or more series of debt securities. At a time when two or more trustees are acting under the indenture, each with respect to only certain series, the term “debt securities” means the series of debt securities for which each respective trustee is acting. If there is more than one trustee under the indenture, the powers and trust obligations of each trustee will apply only to the debt securities for which it is trustee. If two or more trustees are acting under the indenture, then the debt securities for which each trustee is acting would be treated as if issued under separate indentures.

We may issue debt securities with terms different from those of debt securities that may already have been issued. Without the consent of the holders thereof, we may reopen a previous issue of a series of debt securities and issue additional debt securities of that series without limit unless the reopening was restricted when that series was created.

There is no requirement that we issue debt securities in the future under any indenture, and we may use other indentures or documentation, containing materially different provisions in connection with future issues of other debt securities.

We may issue the debt securities as original issue discount securities, which are debt securities, including any zero-coupon debt securities, that are issued and sold at a discount from their stated principal amount. Original issue discount securities provide that, upon acceleration of their maturity, an amount less than their principal amount will become due and payable. We will describe the U.S. federal income tax consequences and other considerations applicable to original issue discount securities in any prospectus supplement relating to them.

In addition, special U.S. federal income tax considerations or other restrictions or other terms applicable to any debt securities offered exclusively to foreigners or denominated in a currency other than U.S. dollars may also be set forth in the prospectus supplement, if applicable.

Conversion and Exchange

If any debt securities are convertible into or exchangeable for other securities, the prospectus supplement will explain the terms and conditions of such conversion or exchange, including:

•	the conversion price or exchange ratio, or the calculation method for such price or ratio;

•	the conversion or exchange period, or how such period will be determined;

•	if conversion or exchange will be mandatory or at the option of the holder or our company;

•	provisions for adjustment of the conversion price or the exchange ratio;

•	provisions affecting conversion or exchange in the event of the redemption of the debt securities; and

•	any other terms of the debt securities that are consistent with the provisions of the indenture.

Such terms may also include provisions under which the number or amount of other securities to be received by the holders of such debt securities upon conversion or exchange would be calculated according to the market price of such other securities as of a time stated in the prospectus supplement.

Additional Mechanics

Form, Exchange and Transfer

The debt securities will be issued:

•	as registered securities;

•	as bearer securities with interest coupons attached, unless otherwise stated in the prospectus supplement; however, the debt securities will not be bearer securities unless otherwise stated in the prospectus supplement; or

•	in global form, see “Securities We May Issue—Global Securities.”

You may have your registered securities divided into registered securities of smaller denominations or combined into registered securities of larger denominations, as long as the total principal amount is not changed. This is called an “exchange.”

You may exchange or transfer registered securities of a series at the office of the trustee. The trustee maintains the list of registered holders and acts as our agent for registering debt securities in the names of holders and transferring debt securities. However, we may appoint another trustee to act as our agent or we may act as our own agent. If provided in the prospectus supplement, you may exchange your bearer securities for registered securities of the same series so long as the total principal amount is not changed. Unless otherwise specified in the prospectus supplement, bearer securities will not be issued in exchange for registered securities.

You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will only be made if the transfer agent is satisfied with your proof of ownership.

If we designate additional transfer agents, they will be named in the prospectus supplement. We may cancel the designation of any particular transfer agent. We may also approve a change in the office through which any transfer agent acts.

If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may refuse any transfer or exchange of debt securities for 15 days before the day we mail the notice of redemption or publish such notice (in the case of bearer securities) and ending on the day of that mailing or publication in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption, except that we will continue to permit transfers and exchanges of the unredeemed portion of any debt security being partially redeemed.

Paying and Paying Agents

If you are a holder of registered securities, we will pay interest to you if you are a direct holder in the list of registered holders at the close of business on a particular day in advance of each due date for interest, even if you no longer own the security on the interest due date. That particular time and day is called the “Regular Record Date” and is stated in the prospectus supplement. Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the Regular Record Date. The most common manner is to adjust the sales price of the debt securities to prorate interest fairly between buyer and seller. This prorated interest amount is called “accrued interest.”

With respect to registered securities, we will pay interest, principal and any other money due on the debt securities at the corporate trust office of the trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks or making wire transfers.

“Street name” and other indirect holders should consult their banks or brokers for information on how they will receive payments.

If bearer securities are issued, unless otherwise provided in the prospectus supplement, we will maintain an office or agency outside the United States for the payment of all amounts due on the bearer securities. If debt securities are listed on the Luxembourg Stock Exchange or any other stock exchange located outside the United States, we will maintain an office or agency for such debt securities in any city located outside the United States required by such stock exchange. The initial locations of such offices and agencies will be specified in the prospectus supplement. Unless otherwise provided in the prospectus supplement, payment of interest on any bearer securities on or before maturity will be made only against surrender of coupons for such interest installments as they mature. Unless otherwise provided in the prospectus supplement, no payment with respect to any bearer security will be made at any office or agency of our company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium and interest, if any, on bearer securities payable in U.S. dollars will be made at the office of our paying agent if (but only if) payment of the full amount in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

Regardless of who acts as the paying agent, all money paid by us to a paying agent that remains unclaimed at the end of two years after the amount is due to registered holders will be repaid to us. After that two-year period, you may look only to us for payment and not to the trustee, any other paying agent or anyone else.

We may also arrange for additional payment offices, and may cancel or change these offices, including our use of the trustee’s corporate trust office. We may also choose to act as our own paying agent. We must notify you of changes in identities of the paying agents for any particular series of debt securities.

Notices

With respect to registered securities, we and the trustee will send notices regarding the debt securities only to registered holders, using their addresses as listed in the list of registered holders. With respect to bearer securities, we and the trustee will give notice by publication in a newspaper of general circulation in The City of New York or in such other cities that may be specified in a prospectus supplement.

Events of Default

You will have special rights if an event of default occurs in respect of the debt securities of your series and is not cured, as described later in this subsection.

What is an Event Of Default? Unless otherwise specified in the prospectus supplement, the term “event of default” in respect of the debt securities of your series means any of the following:

•	We do not pay the principal of or any premium on a debt security of such series on its due date whether at maturity, upon redemption or upon acceleration.

•	We do not pay interest on a debt security of such series within 30 days of its due date.

•	We do not deposit any sinking fund payment in respect of debt securities of such series on its due date.

•	We remain in breach of a covenant in respect of debt securities of such series for 60 days after we receive a written notice of default stating we are in breach and requiring that we remedy the breach. The notice must be sent by either the trustee or holders of 25% of the principal amount of debt securities of such series.

•	We file for bankruptcy or certain other events in bankruptcy, insolvency or reorganization occur.

•	A default under any instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the company (or by a significant subsidiary of the company, the repayment of which the company has guaranteed or for which the company is directly responsible or liable as obligor or guarantor), having an aggregate principal amount outstanding of at least $20,000,000, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness being discharged or such acceleration having been rescinded or annulled within 30 days after written notice as provided in the indenture.

•	Any other event of default in respect of debt securities of such series described in the prospectus supplement occurs.

The events of default described above may be modified as described in the applicable prospectus supplement. An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. Each series will have separate rights upon an event of default. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

Remedies if an Event of Default Occurs. If an event of default has occurred and has not been cured, the trustee or the holders of 25% in principal amount of the debt securities of the affected series may declare the entire principal amount of (or, if any of the debt securities of that series are original discount issue or indexed debt securities, such portion of the principal amount as may be specified in the terms of that series) all the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. At any time after a declaration of acceleration has been made, but before a judgment or decree based on acceleration has been obtained, the holders of a majority in principal amount of the debt securities of the affected series may, under certain circumstances, rescind and annul such acceleration by written notice.

Except in cases of default, where the trustee has some special duties, the trustee is not required to take any action under the indenture at the request of the holders unless the holders offer the trustee reasonable protection from expenses and liability, called an “indemnity.” If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee. The trustee may refuse to follow those directions in certain circumstances. No delay or omission in exercising any right or remedy will be treated as a waiver of such right, remedy or event of default. You are entitled at any time to bring a lawsuit for the payment of money due on your debt securities on or after the due date.

Holders of a majority in principal amount of the debt securities of the affected series may waive any past defaults other than (1) the payment of principal, any premium or interest or (2) in respect of a covenant or other provision that cannot be modified or amended without the consent of each holder.

“Street name” and other indirect holders should consult their banks or brokers for information on how to give notice or direction or to make a request of the trustee and to make or cancel a declaration of acceleration.

Each year, we will furnish to the trustee a written statement of our principal executive officer, principal financial officer or principal accounting officer certifying that, to the best of his or her knowledge, we are in compliance with the indenture and the debt securities, or else specifying any default.

No Protection in the Event of Change of Control

The indenture does not have any covenants or other provisions providing for a put or increased interest or otherwise that would afford holders of debt securities additional protection in the event of a sudden and significant decline in our credit quality, a recapitalization transaction, a change of control of SOLA or a highly leveraged transaction. Accordingly, we could in the future enter into transactions that could increase the amount of indebtedness outstanding at the time or otherwise affect our capital structure or credit rating. If we offer any covenants of this type or provisions with respect to any debt securities in the future, we will describe them in the applicable prospectus supplement.

Covenants

Unless otherwise indicated in this prospectus or a prospectus supplement, the debt securities will not have the benefit of any covenants that limit or restrict our business or operations, the pledging of our assets or the incurrence by us of indebtedness. We will describe in the applicable prospectus supplement any material covenants of a series of debt securities.

Consolidation, Merger and Sale of Assets

Under the terms of the indenture, we are generally permitted to consolidate or merge with another entity. We are also permitted to sell, lease, assign, transfer or otherwise convey all or substantially all of our assets to another entity. However, we may not take any of these actions unless all the following conditions are met:

•

either we will be the surviving corporation or, if we merge out of existence or sell all or substantially all of our assets, the entity into which we merge or to which we sell all or substantially all of our assets must agree to be legally responsible for the debt securities and be an entity organized and existing under the laws of the United States or any state thereof;

•	immediately after the merger or transfer of assets, no default on the debt securities can exist. A default for this purpose includes any event that would be an event of default if the requirements for giving a default notice or of having the default exist for a specific period of time were disregarded;

•	we must deliver certain certificates and documents to the trustee; and

•	we must satisfy any other requirements specified in the prospectus supplement.

Modification or Waiver

There are three types of changes we can make to the indenture and the debt securities.

Changes Requiring Your Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Except as otherwise specified in the prospectus supplement, the following is a list of those types of changes:

•	changing the stated maturity of the principal of, or premium, if any, or any installment of principal of or interest on any debt security or the date, if any, on which any debt security is subject to repayment at the option of the holder;

•	reducing the principal amount of, or any premium or interest on, or the rate of interest on any debt security;

•	reducing any amounts due on a debt security or payable upon acceleration of the maturity of a security following a default;

•	changing the place (except as otherwise described in this prospectus) or currency of payment on a debt security;

•	impairing your right to sue for payment on or after the stated maturity;

•	modifying any provision regarding supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby;

•	in the case of subordinated debt securities, modifying the subordination provisions in a manner that is adverse as a whole in any material respect to holders of the subordinated debt securities;

•	reducing the percentage of holders of debt securities whose consent is needed to modify or amend the indenture;

•	reducing the percentage of holders of debt securities whose consent is needed to waive compliance with certain provisions of the indenture or to waive certain defaults; and

•	other provisions specified in the prospectus supplement.

Changes Requiring a Majority Vote. The second type of change to the indenture and the outstanding debt securities is the kind that requires a vote in favor by holders of outstanding debt securities owning a majority of the principal amount of the particular series affected. Separate votes will be needed for each series even if they are affected in the same way. Most changes fall into this category, except as described under “—Changes Requiring Your Approval” above and for clarifying changes and certain other changes that would not adversely affect holders of the outstanding debt securities in any material respect as described under “—Changes Not Requiring Approval.” The same vote would be required for us to obtain a waiver of all or part of certain covenants in the indenture, or a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indenture or the outstanding debt securities listed in the first category described previously under “—Changes Requiring Your Approval” unless we obtain your individual consent to the waiver.

Changes Not Requiring Approval. The third type of change does not require any vote by holders of outstanding debt securities. From time to time, we and the trustee may, without the consent of holders of the debt securities of one or more series, amend the indenture or the debt securities of one or more series, or supplement the indenture, for certain specified purposes, including:

•	to provide that a successor to the company permitted under the indenture shall assume all of our obligations under the indenture and debt securities;

•	to add guarantees with respect to the debt securities;

•	to secure the debt securities;

•	to add to the covenants of the company for the benefit of the holders of the debt securities, to surrender any right or power conferred upon the company in the indenture or to add any event of default;

•	to comply with any requirements of the SEC under the Trust Indenture Act of 1939;

•	to cure any ambiguity, defect or inconsistency, or make any other change or changes that do not adversely affect the interests of the holders of debt securities of any series in any material respect;

•	to establish the form and terms of debt securities of any series;

•	to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without coupons; to change or eliminate any restrictions on the payment of principal of, or any premium or interest on, bearer securities; to permit bearer securities to be issued in exchange for registrable securities; to permit bearer securities to be exchanged for bearer securities of other authorized denominations; or to permit or facilitate the issuance of debt securities in uncertificated form, in each case so long as such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

•	to add to, change or eliminate any provision of one or more series of debt securities, so long as such addition, change or elimination (1) does not apply to any debt security of a series created prior to the execution of the supplemental indenture and entitled to the benefit of that provision or modify the right of any holder as to such provision or (2) becomes effective only when there is no such debt security outstanding;

•	to permit or facilitate the defeasance, covenant defeasance or satisfaction and discharge of any series of debt securities under the indenture, so long as such action does not adversely affect the interests of the holders of the debt securities of any series in any material respect; and

•	to appoint a successor trustee under the indenture with respect to one or more series or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee.

Satisfaction and Discharge

Unless otherwise specified in the prospectus supplement, the indenture will cease to be of further effect, and we will be deemed to have satisfied and discharged the indenture with respect to a particular series of debt securities, when all debt securities of that series previously authenticated and delivered have been delivered to the trustee for cancellation or when the following conditions have been satisfied:

•	all debt securities of that series not previously delivered to the trustee for cancellation have become due and payable or will become due and payable at their stated maturity or on a redemption date within one year;

•	we deposit with the trustee, in trust, funds sufficient to pay the entire indebtedness on the debt securities of that series, including the principal, premium, if any, and interest on such securities, to the date of the deposit (for debt securities that have become due and payable) or to the stated maturity or the redemption date, as the case may be (for debt securities that have not become due and payable);

•	we have paid or caused to be paid all other sums payable under the indenture in respect of that series; and

•	we have delivered to the trustee an officer’s certificate and opinion of counsel, each stating that all these conditions have been complied with.

We will remain obligated to provide for registration of transfer and exchange and to pay the principal, premium, if any, and interest on the debt securities.

Defeasance

The following discussion of full defeasance and covenant defeasance will be applicable to your series of debt securities only if we choose to have them apply to that series. If we choose to do so, we will state that in the applicable prospectus supplement and describe any changes to these provisions.

Full Defeasance. If there is a change in federal tax law, as described below, we can legally release ourselves from any payment or other obligations on the debt securities, called “full defeasance”, if we put in place the following other arrangements for you to be repaid:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government obligations that will generate enough cash to pay principal, premium, if any, and interest on the debt securities on their various due dates.

•	In order for us to effect a full defeasance, we must deliver to the trustee a legal opinion stating that we have received from, or there has been published by, the IRS a ruling, or since the date of the indenture, there has been a change in federal tax law or the judicial interpretation thereof, in either case, to the effect that you will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance and that you will not be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish a full defeasance, as described above, you would have to rely solely on the trust deposit for repayment on the debt securities. You could not look to us for repayment in the unlikely event of any shortfall. Conversely, the trust deposit would most likely be protected from claims of our lenders and other creditors if we ever become bankrupt or insolvent. You would also be released from any applicable subordination provisions on the subordinated debt securities.

Covenant Defeasance. Under current federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants in the debt securities, if any. This is called “covenant defeasance.” In that event, you would lose the protection of those restrictive covenants but would gain the protection of having money and securities set aside in trust to repay the debt securities, and you would be released from any applicable subordination provisions on the subordinated debt securities. In order to achieve covenant defeasance, we must do the following:

•	We must deposit in trust for your benefit and the benefit of all other registered holders of the debt securities a combination of money and U.S. government obligations that will generate enough cash to pay principal, premium, if any, and interest on the debt securities on their various due dates.

•	We must deliver to the trustee a legal opinion confirming that under then current federal income tax law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	We must comply with any additional provisions set forth in the prospectus supplement.

If we accomplish covenant defeasance we will not be subject to certain restrictive covenants in the indenture. You can still look to us for repayment of the debt securities if there were a shortfall in the trust deposit.

Ranking

The debt securities will not be secured by any of our property or assets. Accordingly, your ownership of debt securities means you are one of our unsecured creditors and therefore rank behind our secured creditors to the extent of the collateral securing their claims. Senior debt securities are not subordinated to any of our other debt obligations and therefore they rank equally with all our other unsecured and unsubordinated indebtedness. The payment of principal, any premium and interest on the subordinated debt securities is subordinated in right of payment to the prior payment in full of all of our senior indebtedness. This means that in certain circumstances where we may not be making payments on all of our debt obligations as they become due, the holders of all of our senior indebtedness will be entitled to receive payment in full of all amounts that are due or will become due on the senior indebtedness before you and the other holders of subordinated debt securities will be entitled to receive any payment or distribution (other than in the form of subordinated securities) on the subordinated debt securities. In addition, the senior and subordinated debt securities will be effectively subordinated to the indebtedness of our subsidiaries.

The Trustee

The trustee under the indenture will also be the initial paying agent and registrar for the debt securities. The indenture provides that, except during the continuance of an event of default under the indenture, the trustee under the indenture will perform only such duties as are specifically set forth in the indenture. Under the indenture, the holders of a majority in outstanding principal amount of the debt securities will have the right to direct the time, method and place of conducting any proceeding or exercising any remedy available to the trustee under the indenture, subject to certain exceptions. If an event of default has occurred and is continuing, the trustee under the indenture will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

The indenture and the provisions of the Trust Indenture Act incorporated by reference in the indenture contain limitations on the rights of the trustee under such indenture, should it become a creditor of our company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The trustee under the indenture is permitted to engage in other transactions. However, if the trustee under the indenture acquires any prohibited conflicting interest, it must eliminate the conflict or resign.

The trustee may resign or be removed with respect to one or more series of securities and a successor trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as trustee with respect to different series of securities, each such trustee shall be a trustee of a trust separate and apart from the trust administered by any other such trustee and any action described herein to be taken by the “trustee” may then be taken by each such trustee with respect to, and only with respect to, the one or more series of securities for which it is trustee.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York.

DESCRIPTION OF COMMON STOCK

General

The following summary of our common stock does not purport to be complete and is subject in all respects to applicable Delaware law and to the provisions of our Amended and Restated Certificate of Incorporation and

our Amended and Restated By-Laws, copies of which have been filed with the SEC and may be obtained as described under “Where You Can Find More Information.”

Our authorized common stock consists of 50,000,000 shares of common stock, par value $.01 per share. As of September 30, 2003, 24,947,082 shares of common stock were issued and outstanding. All outstanding shares of common stock are fully paid and non-assessable.

Dividend Rights

Holders of our common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefor, after payment of dividends required to be paid on outstanding preferred stock, if any.

Voting Rights

Holders of our common stock are entitled to one vote per share on all matters to be voted upon by our stockholders, including the election of directors. The Amended and Restated Certificate of Incorporation does not provide for cumulative voting in the election of directors. The issuance of any shares of preferred stock may result in dilution of voting power.

Liquidation Rights

In the event of the liquidation, dissolution or winding up of the company, holders of our common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding, if any.

Preemptive Rights

Our common stock has no preemptive, conversion or redemption rights.

Certain Charter, By-Law and Delaware Law Provisions

Our Amended and Restated Certificate of Incorporation, our Amended and Restated By-Laws and Delaware law contain certain provisions that could make more difficult the acquisition of the company by means of a tender offer, a proxy contest or otherwise.

Preferred Stock. Our board of directors is authorized without further stockholder action to provide for the issuance from time to time of up to 5,000,000 shares of preferred stock, in one or more classes or series. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, under certain circumstances, make it more difficult for a third party to gain control of the company, discourage bids for our common stock at a premium, or otherwise adversely affect the market price of the common stock.

Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals. The Amended and Restated By-Laws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors, or to bring other business before an annual meeting of stockholders of the company.

The stockholder notice procedure provides that only persons who are nominated by, or at the direction of, our board of directors, or by a stockholder of the company who is a stockholder of record on the date of notice and who has given timely written notice to the secretary of the company prior to the meeting at which directors are to be elected, will be eligible for election as directors of the company. The stockholder notice procedure provides that at an annual meeting only such business may be conducted as has been specified in the notice of the meeting given by, or at the direction of, our board of directors (or any duly authorized committee thereof) or by a stockholder of record on the date of the giving of notice and on the record date for the determination of stockholders entitled to vote at such annual meeting and who has given timely written notice to the secretary of the company of such stockholder’s intention to bring such business before such meeting.

Delaware Law. We are subject to the provisions of Section 203 of the Delaware General Corporation Law regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time that the person became an interested stockholder, unless:

•	before the person became an “interested stockholder,” the board of directors of the corporation approved the transaction in which the “interested stockholder” became an “interested stockholder” or approved the business combination;

•	upon consummation of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation that was outstanding at the time the transaction commenced. For purposes of determining the number of shares outstanding, shares owned by directors who are also officers of the corporation and shares owned by employee stock plans, in specified instances, are excluded; or

•	at or after the time the person became an “interested stockholder,” the business combination is approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the “interested stockholder.”

A “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an “interested stockholder,” transactions with an “interested stockholder” involving the assets or stock of the corporation or any majority-owned subsidiary, transactions that increase an “interested stockholder’s” percentage ownership of stock of the corporation or any majority-owned subsidiary, and receipt of various financial benefits from the corporation or any majority-owned subsidiary. In general, an “interested stockholder” is defined as any person or entity that is the beneficial owner of at least 15% of a corporation’s outstanding voting stock or is an affiliate or associate of the corporation and was the beneficial owner of 15% or more of the outstanding voting stock of the corporation at any time within the past three years.

A Delaware corporation may opt out of this provision with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or by-laws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. However, we have not opted out of this provision. The statute could prohibit or delay mergers or other takeover or change-in-control attempts and, accordingly, may discourage attempts to acquire us.

Limitations of Liability and Indemnification of Directors and Officers. Our Amended and Restated Certificate of Incorporation limits the liability of directors to us and our stockholders to the fullest extent permitted by Delaware law. Specifically, a director will not be personally liable for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to us or our stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

•	under Section 174 of the Delaware General Corporation Law, which concerns unlawful payments of dividends, stock purchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

Our Amended and Restated Certificate of Incorporation provides that we shall indemnify our officers and directors to the fullest extent permitted by the Delaware General Corporation Law. We believe that these provisions will assist us in attracting and retaining qualified individuals to serve as directors.

Rights Plan

On August 26, 1998, our board of directors adopted a rights plan. Our rights plan is designed to make it more costly and difficult to gain control of us without the consent of our board. The description presented below is intended as a summary only and is qualified in its entirety by reference to the rights agreement, which is an exhibit to the registration statement of which this prospectus is a part.

Our rights plan provides that each of our shares of common stock will have the right to purchase one one-thousandth of a share of a series of preferred stock, designated as Series A Junior Participating Preferred Stock, par value $.01 per share, at a price of $150 per one one-thousandth of a share, subject to customary anti-dilution protection. The rights are attached to all certificates representing outstanding shares of common stock, and no separate rights certificates have been distributed. The rights will not separate from the shares of our common stock until the earliest to occur of (i) a public announcement that, without the prior consent of our board of directors, a person or group, including any affiliates or associates of such person or group (an “acquiring person”), acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock or (ii) ten business days (or such later date as our board of directors may determine) following the commencement or announcement of an intention (which is not subsequently withdrawn) to make a tender offer or exchange offer which would result in any person or group (and related persons) having beneficial ownership of 15% or more of our outstanding common stock (the “stock acquisition date”) without the prior consent of our board of directors.

As soon as practicable after the date the rights separate from the common stock certificates separate certificates evidencing the rights will be mailed to holders of record of the common stock as of the close of business on that date, and the separate rights certificates alone will evidence the rights.

The rights are not exercisable until the date the rights separate, and the rights will expire on August 26, 2008, unless earlier redeemed by us as described below.

The preferred stock purchasable upon exercise of the rights will be nonredeemable and junior to any other series of preferred stock we may issue (unless otherwise provided in the terms of such stock). Each share of preferred stock will have a preferential quarterly dividend in an amount equal to the greater of $10.00 and 1,000 times the dividend declared on each share common stock. In the event of liquidation, the holders of preferred stock will be entitled to receive a minimum preferred liquidation payment of $100 per share, provided that they will be entitled to an aggregate payment per share of at least 1,000 times the aggregate payment made per share of common stock. Each share of preferred stock will have one thousand votes, voting together with the common stock. In the event that the amount of accrued and unpaid dividends on the shares of preferred stock is equivalent to at least six full quarterly dividends, the holders of the preferred stock shall have the right, voting as a class, to elect two directors in addition to the directors elected by the holders of the common stock until all dividends in default on the preferred stock have been paid in full and dividends for the current dividend period declared and funds therefor set apart.

In the event that any person becomes an acquiring person, each holder of a right generally will thereafter have the right for a 60-day period after the later of the date of such event and the effectiveness of an appropriate registration statement (or such other longer period set by our board of directors) to receive upon exercise of the right that number of shares of common stock (or under certain circumstances, that number of units of one one-thousandth of a share of preferred stock or other securities) having a value (immediately prior to the occurrence of a person becoming an acquiring person) of two times the purchase price (such right being called the “flip-in right”). Notwithstanding the foregoing, following the occurrence of a person becoming an acquiring person, all rights that are, or (under certain circumstances specified in the rights agreement) were, beneficially owned by the acquiring person, or any affiliate or associate thereof will be null and void.

In the event that, at any time following the stock acquisition date, (i) we are acquired in a merger or other business combination transaction or (ii) more than 50% of our assets or earning power is sold or transferred, then each holder of a right (except rights which previously have been voided as set forth above) shall thereafter have the right (the “flip-over right”) to receive, upon exercise, common stock of the acquiring company having a value equal to two times the purchase price. The holder of a right will continue to have the flip-over right whether or not such holder exercises or surrenders the flip-in right.

The number of outstanding rights associated with each share of common stock and the voting and economic rights of each one one-thousandth of a share of preferred stock issuable upon exercise of each right are also subject to adjustment in the event of a stock split of the common stock or a stock dividend on the common stock payable in common stock or subdivisions, consolidations or combinations of the common stock occurring, in any such case, prior to the date the rights separate.

At any time prior to the earliest to occur of (i) the close of business on the stock acquisition date or (ii) the expiration of the rights, we may redeem the rights in whole, but not in part, at a price of $.01 per right, which redemption shall be effective upon the action of our board of directors. Additionally, we may redeem the then outstanding rights in whole, but not in part, at the redemption price after the triggering of the flip-in right and before triggering the flip-over right in connection with a merger or other business combination transaction or series of transactions involving us in which all holders of common stock are treated alike but not involving an acquiring person (or any person who was an acquiring person) or its affiliates or associates. Upon the effective date of the redemption of the rights, the right to exercise the rights will terminate and the only right of the holders of rights will be to receive the redemption price.

Until a right is exercised, the holder thereof, as such, will have no rights as a shareholder, including, without limitation, the right to vote or to receive dividends.

Except as set forth above, the terms of the rights may be amended by our board of directors, (i) prior to the date the rights separate in any manner, and (ii) on or after the date the rights separate to cure any ambiguity, to correct or supplement any provision of the rights agreement which may be defective or inconsistent with any other provisions, or in any manner not adversely affecting the interests of the holders of the rights (including the interests of any acquiring person), or, subject to certain limitations, to shorten or lengthen any time period under the rights agreement.

The rights shall not interfere with any merger or acquisition approved by our board of directors.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A., Providence, Rhode Island.

DESCRIPTION OF PREFERRED STOCK

Our authorized preferred stock consists of 5,000,000 shares of preferred stock, par value $.01 per share. As of September 30, 2003, no shares of preferred stock were issued and outstanding.

We may issue preferred stock from time to time in one or more classes or series, with the exact terms of each class or series established by our board. Without seeking stockholder approval, our board may issue preferred stock with voting and other rights that could adversely affect the voting power of the holders of our common stock.

The following summarizes the general terms of preferred stock we may issue. We will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. The description of preferred stock above and the description of the terms of a particular series of preferred stock in the prospectus supplement are not complete. You should refer to the applicable certificate of designation for complete information. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the preferred stock.

The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to each series. A prospectus supplement relating to each series will specify the terms of the preferred stock, including:

•	the maximum number of shares in the series and the distinctive designation;

•	the terms on which dividends, if any, will be paid;

•	the terms on which the shares may be redeemed, if at all;

•	the liquidation preference, if any;

•	the terms of any retirement or sinking fund for the purchase or redemption of the shares of the series;

•	the terms and conditions, if any, on which the shares of the series shall be convertible into, or exchangeable for, shares of any other class or classes of capital stock;

•	the voting rights, if any, on the shares of the series; and

•	any or all other preferences and relative, participating, operational or other special rights or qualifications, limitations or restrictions of the shares.

The issuance of preferred stock may delay, deter or prevent a change in control.

DESCRIPTION OF DEPOSITARY SHARES

The following summarizes the general terms of depositary shares we may offer. The particular terms of any depositary shares we may offer will be described in the prospectus supplement. The description below and in the prospectus supplement is not complete. You should read the form of deposit agreement and the applicable certificate of designation filed with the SEC. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the depositary shares.

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, rather than shares of preferred stock. If we exercise that option, we will provide for a depositary to issue receipts for depositary shares, each of which will represent a fractional interest in a share of preferred stock.

The shares of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company depositary that has its principal office in the U.S. The prospectus supplement will include the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock, to all the rights and preferences of the underlying preferred stock, including, dividend, voting, redemption, conversion and liquidation rights. Depositary receipts will be issued for depositary shares.

The depositary may issue temporary depositary receipts substantially identical to, and entitling the holders to all rights pertaining to, the definitive depositary receipts. Definitive depositary receipts will then be prepared thereafter and temporary depositary receipts may be exchanged for definitive depositary receipts at our expense.

Upon surrender of depositary receipts and payment of the charges provided in the deposit agreement, the depositary will deliver the whole shares of preferred stock underlying the depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions on the preferred stock, rounded to the nearest cent, to the record holders of depositary shares in proportion to the numbers of such depositary shares owned by them on the relevant record date. Fractions of one cent not so distributed will be added to the next sum received by the depositary for distribution to record holders of depositary shares.

In the event of a non-cash distribution, the depositary will, if feasible, distribute property received by it to the record holders of depositary shares entitled to them. If the distribution is not feasible, the depositary may sell the property and distribute the net proceeds to such holders.

Redemption of Depositary Shares

If we redeem the preferred stock underlying the depositary shares, the depositary will redeem the depositary shares from the proceeds of the redemption of the preferred stock held by the depositary. The depositary will mail notice of redemption not less than 30 or more than 60 days prior to the date fixed for redemption to the record holders of the depositary shares. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the preferred stock. Whenever we redeem shares of preferred stock held by the depositary, the depositary will redeem the corresponding depositary shares as of the same redemption date. If less than all the depositary shares are to be redeemed, the depositary will select by lot or pro rata which depositary shares will be redeemed.

After the redemption, the depositary shares called for redemption will no longer be deemed to be outstanding. All rights of the holders of the depositary shares will cease, except the right to receive the money or other property to which the holders are entitled upon redemption and surrender of the depositary receipts for their depositary shares.

Voting the Preferred Stock

The depositary will mail to the holders of depositary shares the information contained in any notice of meeting at which the holders of preferred stock are entitled to vote. Each record holder of depositary shares on the record date for the preferred stock may instruct the depositary to exercise its voting rights with respect to the depositary shares. The depositary will attempt to vote the number of shares of preferred stock underlying such depositary shares in accordance with these instructions. We will agree to take any action required to enable the depositary to vote the depositary shares. The depositary will abstain from voting shares of preferred stock to the extent it does not receive instructions from the holders of depositary shares relating to that preferred stock.

Amendment and Termination of the Deposit Agreement

We and the depositary may amend the form of depositary receipt and any provision of the deposit agreement at any time. However, neither of us can make any amendment that would materially and adversely alter the rights of the existing holders of depositary shares without approval by the record holders of at least a majority of the outstanding depositary shares. We or the depositary may terminate a deposit agreement only if:

•	all outstanding depositary shares relating thereto have been redeemed; or

•	there has been a final distribution to the holders of preferred stock and to the holders of the related depositary shares in the event of our liquidation, dissolution or winding up.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges listed in the deposit agreement as holders’ charges.

Miscellaneous

The depositary will forward to the holders of depositary shares all reports and communications that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if the law or any circumstance beyond the depositary’s control prevents it from performing its obligations under the deposit agreement. We and the depositary will be required only to perform our and its respective duties in good faith. The depositary will not be obligated to prosecute or defend any legal proceeding regarding any depositary shares or preferred stock unless the holders of those securities provide it with satisfactory indemnity. The depositary may rely on written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering notice to us, and we may at any time remove the depositary. Any such resignation or removal will take effect when a successor depositary is established.

DESCRIPTION OF WARRANTS TO PURCHASE DEBT SECURITIES

The following summarizes the general terms of debt warrants we may offer. The particular terms of any debt warrants will be described in the prospectus supplement. The description below and in the prospectus supplement is not complete. You should read the form of debt warrant agreement filed with the SEC.

General

If we offer debt warrants, the prospectus supplement will describe the terms of the warrants, including:

•	the offering price, if any;

•	the designation, aggregate principal amount and terms of the debt securities purchasable upon exercise of the warrants and the terms of the indenture under which the debt securities will be issued;

•	if applicable, the designation and terms of the debt securities with which the debt warrants are issued and the number of debt warrants issued with each debt security;

•	if applicable, the date on and after which the debt warrants and the related securities will be separately transferable;

•	the principal amount of debt securities purchasable upon exercise of one debt warrant, and the price at which the principal amount of debt securities may be purchased upon exercise;

•	the dates on which the right to exercise the debt warrants begins and expires;

•	U.S. federal income tax consequences;

•	whether the warrants represented by the debt warrant certificates will be issued in registered or bearer form;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, any antidilution provisions.

You may exchange debt warrant certificates for new debt warrant certificates of different denominations and may present debt warrant certificates for registration of transfer at the corporate trust office of the debt warrant agent, which will be listed in the prospectus supplement. Warrantholders do not have any of the rights of holders of debt securities, except to the extent that the consent of warrantholders may be required for certain modifications of the terms of an indenture or form of the debt security, as the case may be, and the series of debt securities issuable upon exercise of the debt warrants. In addition, warrantholders are not entitled to payments of principal of and interest, if any, on the debt securities.

Exercise of Debt Warrants

You may exercise debt warrants by surrendering the debt warrant certificate at the corporate trust office of the debt warrant agent, with payment in full of the exercise price. Upon the exercise of debt warrants, the debt warrant agent will, as soon as practicable, deliver the debt securities in authorized denominations in accordance with your instructions and at your sole cost and risk. If less than all the debt warrants evidenced by the debt warrant certificate are exercised, the agent will issue a new debt warrant certificate for the remaining amount of debt warrants.

DESCRIPTION OF WARRANTS TO PURCHASE COMMON STOCK OR PREFERRED STOCK

The following summarizes the general terms of common stock warrants and preferred stock warrants we may offer. The particular terms of any common stock warrants and preferred stock warrants will be described in the prospectus supplement. The description below and in the prospectus supplement is not complete. You should read the form of warrant agreement filed with the SEC.

General

If we offer stock warrants, the prospectus supplement will describe the terms of the stock warrants, including:

•	the offering price, if any;

•	if applicable, the designation and terms of the preferred stock purchasable upon exercise of the preferred stock warrants;

•	the number of shares of common stock or preferred stock purchasable upon exercise of one stock warrant and the initial price at which the shares may be purchased upon exercise;

•	the dates on which the right to exercise the stock warrants begins and expires;

•	U.S. federal income tax consequences;

•	call provisions, if any;

•	the currencies in which the offering price and exercise price are payable; and

•	if applicable, the antidilution provisions of the stock warrants.

The shares of common stock or preferred stock we issue upon exercise of the stock warrants will, when issued in accordance with the stock warrant agreement, be validly issued, fully paid and nonassessable.

Exercise of Stock Warrants

You may exercise stock warrants by surrendering to the stock warrant agent the stock warrant certificate, which indicates your election to exercise all or a portion of the stock warrants evidenced by the certificate. Surrendered stock warrant certificates must be accompanied by payment of the exercise price in the form of cash or check. The stock warrant agent will deliver certificates evidencing duly exercised stock warrants to the transfer agent. Upon receipt of the certificates, the transfer agent will deliver a certificate representing the number of shares of common stock or preferred stock purchased. If you exercise fewer than all the stock warrants evidenced by any certificate, the stock warrant agent will deliver a new stock warrant certificate representing the unexercised stock warrants.

No Rights as Stockholders

Holders of stock warrants are not entitled to vote, to consent, to receive dividends or to receive notice as stockholders with respect to any meeting of stockholders or to exercise any rights whatsoever as our stockholders.

DESCRIPTION OF STOCK PURCHASE UNITS AND

STOCK PURCHASE CONTRACTS

The following summarizes the general terms of stock purchase units and stock purchase contracts we may offer. The particular terms of any stock purchase units or stock purchase contracts we offer will be described in the prospectus supplement. The description below and in the prospectus supplement is not complete. You should read the form of stock purchase contract filed with the SEC. The prospectus supplement will contain a description of U.S. federal income tax consequences relating to the stock purchase units and stock purchase contracts.

We may issue stock purchase contracts that obligate you to purchase from us, and obligate us to sell to you, a specified or varying number of shares of common stock or preferred stock at a future date or dates. We may fix the consideration per share of common stock or preferred stock at the time we issue the stock purchase contracts, or the consideration may be determined by reference to a specific formula stated in the stock purchase contracts. We may issue the stock purchase contracts separately or as a part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. Treasury securities, which secure the holders’ obligations to purchase the common stock or preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa. These payments may be unsecured or prefunded and may be paid on a current or deferred basis. The stock purchase contracts may require holders to secure their obligations in a specified manner.

PLAN OF DISTRIBUTION

We may sell the securities offered by this prospectus to one or more underwriters or dealers for public offering, through agents, directly to purchasers or through a combination of any such methods of sale. The name of any such underwriter, dealer or agent involved in the offer and sale of the securities, the amounts underwritten and the nature of its obligation to take the securities will be named in the applicable prospectus supplement. We have reserved the right to sell the securities directly to investors on our own behalf in those jurisdictions where we are authorized to do so. The sale of the securities may be effected in transactions (a) on any national or international securities exchange or quotation service on which the securities may be listed or quoted at the time of sale, (b) in the over-the-counter market, (c) in transactions otherwise than on such exchanges or in the over-the-counter market or (d) through the writing of options.

Unless indicated in the applicable prospectus supplement, we do not expect to apply to list the securities on a securities exchange, except for shares of our common stock, which are listed on the NYSE.

We and our agents and underwriters, may offer and sell the securities at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The securities may be offered on an exchange, which will be disclosed in the applicable prospectus supplement. We may, from time to time, authorize dealers, acting as our agents, to offer and sell the securities upon such terms and conditions as set forth in the applicable prospectus supplement.

If we use underwriters to sell securities, we will enter into an underwriting agreement with them at the time of the sale to them. In connection with the sale of the securities, underwriters may receive compensation from us in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the securities for whom they may act as agent. Any underwriting compensation paid by us to underwriters or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable prospectus supplement to the extent required by applicable law. Underwriters may sell the securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or commissions (which may be changed from time to time) from the purchasers for whom they may act as agents.

Dealers and agents participating in the distribution of the securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. Unless otherwise indicated in the applicable prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase debt securities as a principal, and may then resell the debt securities at varying prices to be determined by the dealer.

If so indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers by certain specified institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject to any conditions set forth in the applicable prospectus supplement and the prospectus supplement will set forth the commission payable for solicitation of such contracts. The underwriters and other persons soliciting such contracts will have no responsibility for the validity or performance of any such contracts.

Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution towards certain civil liabilities, including any liabilities under the Securities Act.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. These may include over-allotment, stabilization, syndicate, short covering transactions and penalty bids. Over-allotment involves sales in excess of the offering size, which creates a short position. Stabilizing transactions involve bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the underwriters to reclaim selling concessions from dealers when the securities originally sold by the dealers are purchased in covering transactions to cover syndicate short positions. These transactions may cause the price of the securities sold in an offering to be higher than it would otherwise be. These transactions, if commenced, may be discontinued by the underwriters at any time.

Any securities other than our common stock issued hereunder may be new issues of securities with no established trading market. Any underwriters or agents to or through whom such securities are sold for public offering and sale may make a market in such securities, but such underwriters or agents will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any such securities. The amount of expenses expected to be incurred by us in connection with any issuance of securities will be set forth in the applicable prospectus supplement. Certain of the underwriters, dealers or agents and their associates may engage in transactions with, and perform services for, us and certain of our affiliates and in the ordinary course of our business.

Broker-dealers, if any, acting in connection with these sales might be deemed to be “underwriters” within the meaning of section 2(11) of the Securities Act. Any commission they receive and any profit upon the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

During such time as we may be engaged in a distribution of the securities covered by this prospectus, we are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes us, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

LEGAL MATTERS

Unless otherwise specified in a prospectus supplement, the validity of any common stock and preferred stock issued and sold by us hereunder will be passed upon for us by Gardner Carton & Douglas LLP, and the validity of any debt securities, depositary shares, securities warrants, stock purchase contracts and stock purchase units issued and sold by us hereunder that are governed by New York law will be passed upon for us by Arnold & Porter.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2003 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.